This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, trust company manager, bank manager, lawyer, accountant or other professional advisor. The Offer (as defined) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful. All $ or dollar references in the Offer to Purchase and Consent Solicitation and the Circular (as defined) are in United States dollars unless otherwise stated.
DESIGNATED EVENT PURCHASE OFFER
BY CP SHIPS LIMITED
TO PURCHASE FOR CASH
any and all $200,000,000 aggregate principal amount
of its outstanding 4% convertible senior subordinated notes due 2024
(CUSIP Nos. 22409VAE2 and 22409VAD4)
for a purchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the date of payment under the offer
AND
SOLICITATION OF CONSENTS
to amend the terms of the trust indenture governing such notes for a payment of $2.50, without interest,
for consents in respect of each $1,000 principal amount of such notes
November 8, 2005
      CP Ships Limited (“CP Ships” or the “Corporation”), pursuant to (i) Section 409 of the indenture dated as of February 24, 2004 (the “Existing Indenture”) between CP Ships and The Bank of New York, as trustee, registrar, conversion agent and paying agent, (ii) the terms of the Corporation’s 4% convertible senior subordinated notes due 2024 issued thereunder (the “Notes”) and (iii) the accompanying Designated Event Notice dated November 8, 2005 (the “Designated Event Notice”), offers to purchase for cash any and all $200,000,000 aggregate principal amount of its outstanding Notes (the “Offer”) and solicits Consents (as defined) to amend the Existing Indenture, in each case upon the terms of and subject to the conditions set forth in the Designated Event Notice, this Designated Event Purchase Offer (the “Offer to Purchase and Consent Solicitation”) and the accompanying circular (the “Circular”), and the accompanying Consent and Letter of Transmittal (the “Consent and Letter of Transmittal”).
      On August 30, 2005, Ship Acquisition Inc., an indirect wholly-owned subsidiary of TUI AG (“TUI”), made an offer to purchase (the “TUI Common Share Offer”) all of CP Ships’ outstanding common shares (“Common Shares”) for $21.50 cash per Common Share. A Designated Event (as defined in the Existing Indenture) occurred on October 20, 2005 when Ship Acquisition Inc. acquired the 83,972,849 Common Shares deposited pursuant to the TUI Common Share Offer, representing approximately 89% of the outstanding Common Shares.
      The Existing Indenture provides that following a Designated Event, CP Ships is required to make an offer to purchase for cash any and all outstanding Notes (a “Designated Event Purchase Offer”). In accordance with the Existing Indenture and the terms of the Notes, the Corporation offers to purchase any and all of the Notes in integral multiples of $1,000 principal amount for a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the date of payment under the Offer (the “Payment Date”), whether or not a Consent is delivered in respect of such Notes, as described in greater detail in this Offer to Purchase and Consent Solicitation and the Circular. The Offer expires at 5:00 p.m. (New York time) on December 14, 2005 unless required to be extended pursuant to applicable law. The Offer is subject to the condition required by the Existing Indenture that there be no Default or Event of Default (each as defined in the Existing Indenture) under the Existing Indenture. In accordance with the terms of the Existing Indenture, Notes may be withdrawn until 5:00 p.m.

(New York time) on December 16, 2005 and, subject only to the condition set forth above, payment for Notes validly deposited and not validly withdrawn will be made on December 19, 2005, which is the third business day after the Offer Expiration Time, unless the Offer is required to be extended.
      In conjunction with the Offer, the Corporation is also requesting (the “Solicitation”) consents from holders of Notes (“Noteholders”) (as defined), through instruments in writing (“Consents”), to amend the Existing Indenture in order to remove the public reporting obligations and certain of the restrictive provisions of the Existing Indenture, as described in this Offer to Purchase and Consent Solicitation and the Circular. The Proposed Amendments (as defined) require the consent of record Noteholders representing at least a majority of the aggregate principal amount of Notes (the “Requisite Consents”). The Solicitation expires at 5:00 p.m. (New York time) on December 16, 2005, unless extended (the “Solicitation Expiration Time”). Regardless of whether such person deposits Notes under the Offer, a Noteholder who validly consents to the Proposed Amendments prior to the Solicitation Expiration Time, and who does not validly revoke such Consent, will, provided the Requisite Consents are received, be paid an amount in cash equal to $2.50, without interest, for each $1,000 principal amount of Notes for which Consents have been validly delivered as of the Solicitation Expiration Time and not validly revoked.
      A Noteholder may deposit Notes in the Offer without delivering a Consent in the Solicitation and may deliver a Consent without depositing Notes in the Offer.
      The Board of Directors of CP Ships has not made any recommendation with respect to whether Noteholders should deposit Notes under the Offer and/or deliver a Consent. Each Noteholder must decide whether to deposit Notes under the Offer and/or deliver a Consent. Noteholders are urged to evaluate carefully all information in this Offer to Purchase and Consent Solicitation and the Circular, to consult their own investment, legal, tax and other professional advisors and to make their own decisions whether to deposit their Notes and/or deliver a Consent under the Solicitation with respect to all or any portion of such Noteholder’s Notes. Noteholders should be aware that the deposit of Notes and the delivery of Consents may have tax consequences both in the United States and in Canada. See Section 14 of the Circular, “Income Tax Considerations”.
      If the Requisite Consents are obtained and the Proposed Amendments become effective, the Notes will no longer have the benefits of certain of the affirmative and restrictive covenants, certain events of default and related provisions contained in the Existing Indenture. In addition, as a result of the consummation of the Offer, the aggregate principal amount of the Notes that are outstanding may be significantly reduced, which would adversely affect the liquidity of the Notes that remain outstanding after consummation of the Offer. A debt security with a smaller outstanding aggregate principal amount available for trading may command a lower price than would a comparable debt security with a greater float.
      Any record Noteholder wishing to accept the Offer and/or deliver a Consent under the Solicitation with respect to all or any portion of such Noteholder’s Notes must properly complete and sign the Consent and Letter of Transmittal in accordance with the instructions in such Consent and Letter of Transmittal and deliver it and all other required documents to The Bank of New York as depositary (the “Depositary”), and, in the case of deposits of Notes under the Offer, deliver such Notes to the Depositary as set forth in Section 6 of this Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”, or request his, her or its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him, her or it. Any holder having Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he, she or it desires to deposit such Notes under the Offer or consent under the Solicitation. Any Noteholder who desires to deposit Notes and whose certificates for such Notes are not immediately available may deposit such Notes by following the procedures for guaranteed delivery set forth in Section 6 of this Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”. Noteholders who hold Notes in electronic book-entry form through the Depository Trust Company (“DTC”) and wish to deposit them need not submit a Consent and Letter of Transmittal to the Depositary if such Noteholders comply with the transmittal procedures of DTC.
      Questions and requests for assistance may be directed to Citigroup Global Markets Canada Inc. or Citigroup Global Markets Inc. (the “Dealer Managers”) or to the Information Agent (as defined). Additional copies of this Offer to Purchase and Consent Solicitation, the Circular, the Consent and Letter of Transmittal and the Notice of Guaranteed Delivery (as defined) may be obtained without charge on request from the Information Agent at the office shown on the last page of this document.

v

      Noteholders resident in Canada should be aware that, although this Offer is made for securities of a corporation incorporated under the laws of New Brunswick, Canada, the Offer is subject to United States disclosure requirements that may differ from those of Canada.
      Noteholders resident in the United States should be aware that the enforcement by Noteholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that CP Ships is incorporated under the laws of New Brunswick, Canada, that all or a substantial portion of its assets are located outside the United States, that some or all of its directors and officers reside outside the United States, that some of the Dealer Managers and experts named in this Offer to Purchase and Consent Solicitation and the Circular reside outside the United States and that all or a substantial portion of the assets of said persons may be located outside the United States. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
      Noteholders should be aware that, except for the period during which the Offer is outstanding or within 10 business days following the expiry of the Offer, CP Ships may purchase Notes other than under the Offer, such as in privately negotiated purchases.
      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION AS TO WHETHER A NOTEHOLDER SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING NOTES PURSUANT TO THE OFFER AND/OR DELIVER CONSENTS PURSUANT TO THE SOLICITATION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OR THE SOLICITATION OTHER THAN AS SET FORTH IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION, THE CIRCULAR OR IN THE CONSENT AND LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.
      No recommendation is made by The Bank of New York in any of its capacities hereunder as to whether or not Noteholders should consent to the Proposed Amendments. None of CP Ships, The Bank of New York, in any of its capacities hereunder, the Dealer Managers or the Information Agent shall be responsible for the selection or use of the CUSIP numbers referenced herein, nor is any representation made as to their correctness with respect to the Notes.
      This Offer to Purchase and Consent Solicitation and the Circular also serve as the notice to Noteholders required by Section 1101(a), Section 1106(b) and Section 1110 of the Existing Indenture in connection with the Subsequent Acquisition Transaction. See Section 3 of the Circular, “Purpose, Effect and Background of the Offer and Solicitation”.
      November 8, 2005

SUMMARY TERM SHEET
      The following are answers to some of the questions that you may have as a holder of the 4% convertible senior subordinated notes due 2024 of CP Ships Limited. We are providing these answers for your convenience, but you should realize that they do not describe all of the details of the Offer and Solicitation. We urge you to read the remainder of this Offer to Purchase and Consent Solicitation and the Circular and the accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered herewith.
WHO IS OFFERING TO BUY YOUR NOTES AND SOLICITING YOUR CONSENT?
      CP Ships, the issuer of the Notes, is offering to purchase the Notes. In connection with its offer to purchase the Notes, CP Ships is also soliciting consents to amend the Existing Indenture under which the Notes were issued.
WHAT SECURITIES ARE THE SUBJECT OF THE OFFER AND THE CONSENT SOLICITATION?
      We are offering to purchase, and requesting consents with respect to, any and all of the outstanding Notes. As of the date hereof, there are $200,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under the Existing Indenture, dated February 24, 2004 between CP Ships, as issuer and The Bank of New York, as trustee.
WHY IS CP SHIPS OFFERING TO PURCHASE YOUR NOTES?
      The Existing Indenture requires us to offer to purchase your Notes following the occurrence of a “designated event.” A designated event includes a transaction or event in connection with which all or substantially all of CP Ships’ common shares are acquired for cash, resulting in a change in control of CP Ships. A designated event occurred on October 20, 2005, when a subsidiary of TUI AG took up, or accepted for purchase, the common shares of CP Ships tendered pursuant to TUI’s offer to purchase CP Ships common shares, representing approximately 89% of the outstanding common shares. On October 25, 2005, the subsidiary of TUI AG paid for the outstanding common shares it had previously taken up.
WHY IS CP SHIPS SEEKING CONSENT TO AMEND THE INDENTURE?
      When securities laws permit, we intend to suspend our reporting obligations with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities to avoid the effort and cost associated with such obligations. In connection with the offer to purchase your Notes, we are seeking your consent to certain amendments to the Existing Indenture governing the Notes that will enable us to eliminate the public reporting obligations thereunder and will eliminate certain other restrictive covenants and events of default in the Existing Indenture, as described in more detail under “The Consent Solicitation” in this document.
WHAT DOES THE BOARD OF DIRECTORS OF CP SHIPS THINK OF THE OFFER AND SOLICITATION?
      Although CP Ships’ board of directors approved this Offer to Purchase and Consent Solicitation and the Circular, including the Offer and Solicitation, the board of directors has not made any recommendation as to whether you should deposit your Notes for purchase in the Offer or consent to the amendments to the Existing Indenture pursuant to the Solicitation. You must make your own decision whether to accept the Offer or deliver your consent pursuant to the Solicitation.
WHAT PRICE WILL YOU RECEIVE FOR YOUR NOTES IF YOU ACCEPT THE OFFER?
      Pursuant to the Existing Indenture, we are required to purchase your Notes for cash in integral multiples of $1,000 at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of payment for the Notes.
WHAT PRICE WILL YOU RECEIVE IF YOU CONSENT TO THE PROPOSED AMENDMENTS?
      If you validly consent to the proposed amendments to the Existing Indenture, do not validly revoke your consent and if consents are received from at least a majority in aggregate principal amount of the Notes outstanding, you will receive a cash payment equal to $2.50 per $1,000 principal amount of your Notes with respect to which you give a consent. This payment will be in addition to the purchase price you will receive if you validly deposit your Notes, and do not validly withdraw your Notes, under the Offer.

      CP Ships’ obligation to pay for consents is conditioned upon the receipt of consents from at least a majority in aggregate principal amount of the Notes outstanding prior to the expiry of the Solicitation.
CAN YOU CONSENT TO THE PROPOSED AMENDMENTS WITHOUT SELLING YOUR NOTES? CAN YOU SELL YOUR NOTES WITHOUT DELIVERING YOUR CONSENT?
      Yes. You may consent to the proposed amendments to the Existing Indenture without depositing the Notes with respect to which such consent relates. In that case, you will receive only the consent fee for each $1,000 principal amount of Notes for which the consents are validly delivered and not validly revoked, provided that we receive the requisite consents prior to the expiry of the Solicitation. Alternatively, you may deposit your Notes under the Offer without consenting to the proposed amendments to the Existing Indenture. In that case, you will receive only the purchase price for depositing your Notes under the Offer, and not the consent fee.
WILL CP SHIPS PURCHASE THE NOTES IN THE OFFER EVEN IF IT DOES NOT RECEIVE THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS?
      Yes. The Existing Indenture requires us to purchase the Notes deposited by Noteholders in accordance with the Offer, even if we do not receive sufficient consents to amend the Existing Indenture.
WHEN DOES THE OFFER AND CONSENT SOLICITATION EXPIRE?
      You have until 5:00 p.m., New York time, on December 14, 2005, to deposit your Notes under the Offer unless we are required by applicable law to extend the Offer. You have until 5:00 p.m. New York time on December 16, 2005 to consent to the proposed amendments to the Existing Indenture unless we extend the Solicitation. We will make a public announcement if we extend the Offer or the Solicitation.
HOW SHOULD YOU DEPOSIT YOUR NOTES AND DELIVER YOUR CONSENT TO THE PROPOSED AMENDMENTS TO THE EXISTING INDENTURE?
      To deposit your Notes and consent to the proposed amendments, you must carefully follow the instructions in the attached materials. Persons holding Notes in electronic book-entry form through The Depository Trust Company must follow a different process than those who are record holders of Notes. See “Procedures for Depositing Notes and Consenting” in this document.
      You should note that if you sign the Consent and Letter of Transmittal, you will be deemed to have consented to the proposed amendments unless you indicate on your Consent and Letter of Transmittal that you do not wish to consent.
WHEN WILL YOU RECEIVE PAYMENT FOR YOUR DEPOSITED NOTES AND CONSENT?
      We will pay for those Notes validly deposited by 5:00 p.m. New York time on December 14, 2005 (and not validly withdrawn) on December 19, 2005, the third business day after the currently scheduled date of expiration of the Offer. If we are required to extend the Offer, the payment date will change accordingly. If you consent to the proposed amendments to the Existing Indenture, do not validly revoke your consent and the requisite consents are received, we will pay you your consent fee on December 19, 2005. If the Solicitation is extended, we will make any consent payments promptly following expiration of the extended Solicitation.
CAN YOU WITHDRAW YOUR DEPOSITED NOTES OR REVOKE YOUR CONSENTS?
      You may withdraw your deposited Notes at any time before 5:00 p.m., New York time, on December 16, 2005, unless we are required to extend the Offer. You may revoke your consent to the proposed amendments to the Existing Indenture at any time before the proposed amendments become effective. To withdraw your deposited Notes or revoke your consent, please follow the instructions under “Withdrawal of Deposit and Revocation of Consents” in this document. If you have consented to the proposed amendments to the Existing Indenture and deposited Notes under the Offer and you later validly withdraw your deposited Notes, you will not be deemed to have revoked your consent with respect to the withdrawn Notes. Such consent must be separately revoked if desired. Similarly, you may revoke your consent to the proposed amendments to the Existing Indenture without withdrawing your deposited Notes.

WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT ACCEPT THE OFFER?
      If you do not accept the Offer, your Notes will remain outstanding and will continue to accrue interest until the date of maturity, June 30, 2024, or until earlier redeemed in accordance with their terms. You will continue to have the right to convert your Notes in accordance with the terms of the Existing Indenture. However, under the terms of the Notes, following the amalgamation of CP Ships anticipated to occur on December 20, 2005, the Notes will no longer be convertible into CP Ships’ common shares. Instead, they will be convertible into shares which are immediately redeemable by the amalgamated corporation for $21.50 per share, as described under “Purpose, Effect and Background of the Offer and Solicitation” in this document. At the current conversion rate of 39.6542 shares per $1,000 principal amount of Notes, holders will be entitled to receive upon conversion $852.57 per $1,000 principal amount of Notes.
      Following the amalgamation, interest paid to you, if you are a non-resident of Canada, will be subject to Canadian withholding tax. Under the Indenture, CP Ships is generally required to gross up the amount of interest paid so that the net amount received by a non-resident is equal to the amount that would have been received had there been no withholding.
      As noted above, we intend to apply to suspend the registration of our securities under the U.S. Securities Exchange Act of 1934 and under similar Canadian requirements as soon as we are permitted to do so. At that time, we will no longer be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 and similar Canadian legislation.
      If the proposed amendments to the Existing Indenture are approved by a majority in aggregate principal amount of the Notes outstanding, we intend to execute a supplemental indenture with the trustee giving effect to the proposed amendments. If the requisite consents are obtained and the proposed amendments become effective, the Notes will no longer have the benefits of certain affirmative and restrictive covenants, certain events of default and related provisions contained in the Existing Indenture.
      The elimination (or in certain cases, amendment) of these restrictive covenants and other provisions would, among other things, (i) permit CP Ships to sell, convey, transfer or lease all or substantially all of its assets without the transferee assuming all of the obligations of CP Ships under the Existing Indenture and complying with certain other conditions set forth in the Existing Indenture; (ii) eliminate events of default based on breaches of covenants or acceleration of other indebtedness; and (iii) remove as events of default any default involving the bankruptcy or insolvency of one or more of CP Ships’ “Significant Subsidiaries” (as defined in the Existing Indenture). It is possible that these changes will increase the credit risk faced by non-depositing Noteholders with respect to CP Ships or otherwise adversely affect the interests of non-depositing Noteholders.
      In addition, CP Ships will cease to have any obligation under the Existing Indenture to furnish certain financial information and reports that CP Ships would have been required to file with the U.S. Securities and Exchange Commission (although CP Ships will provide certain limited information and reports required under the U.S. Trust Indenture Act). As a result, you may not be able to obtain financial and other information about us from the trustee.
      As a result of the purchase of Notes under the Offer, the trading market for the Notes may be significantly more limited, which would adversely affect the liquidity of the Notes. The Notes are eligible to be sold on the Private Offerings, Resales and Trading through Automatic Linkages or “PORTAL” system of the National Association of Securities Dealers, Inc. (the “NASD”); however, there is no established public trading market for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of any trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms. In addition, a debt security with a smaller outstanding aggregate principal amount available for trading may command a lower price than would a comparable debt security with a greater float.
WHAT ARE THE TAX CONSEQUENCES TO YOU IF YOU ACCEPT THE OFFER AND CONSENT TO THE AMENDMENTS?
      If you are a U.S. Noteholder (as defined in “Material United States Federal Income Tax Consequences” in this document), the receipt of cash for Notes in the Offer will be a taxable transaction to you for United States federal income tax purposes. You will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between (i) the amount of cash received for your Note (other than in respect of accrued interest) and (ii) your “adjusted tax basis” for the Note at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a “market discount.” CP Ships intends to treat the consent fee as ordinary fee income paid to you. See “Material United States Federal Income Tax Consequences” in this document.
      The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction to you if you are a resident of Canada for Canadian federal income tax purposes. You will generally include in your income any interest paid to you to the extent not previously included in income and will realize a capital gain (or loss) to the extent that the purchase price (excluding interest paid as part of the purchase price) is greater than (or less than) your adjusted cost base and reasonable costs of disposition. The consent fee will likely be included in your income. The receipt of cash in exchange for the Notes pursuant to the Offer will generally not be subject to Canadian federal income tax to you if you are a non-resident of Canada provided the Notes are taken up and paid for prior to the amalgamation of CP Ships. See “Certain Canadian Federal Income Tax Considerations” in this document.
      This Offer to Purchase and Consent Solicitation and Circular includes only a summary of the possible tax consequences to you for United States and Canadian federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you.
WHO CAN YOU TALK TO IF YOU NEED MORE INFORMATION?
      Any questions or requests for assistance or additional copies of this Offer to Purchase and Consent Solicitation and Circular, the accompanying Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.
      The Information Agent for the Offer and the Solicitation is:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York, USA 10016
Telephone: 212-929-5500 (Call Collect)
Toll Free: 800-322-2885

FORWARD-LOOKING STATEMENTS
      This Offer to Purchase and Consent Solicitation and the Circular contain certain forward-looking information and statements relating but not limited to, strategies of CP Ships. Forward-looking information typically contains statements with words such as “consider”, “anticipate”, “believe”, “expect”, “plan”, “intend”, “likely” or similar words suggesting future outcomes or statements regarding expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Readers should be aware that these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements.
      Although CP Ships believes it has a reasonable basis for making the forward-looking statements included in this document, readers are cautioned not to place undue reliance on such forward-looking information. By its nature, the forward-looking information of CP Ships involves numerous assumptions and inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts and other forward-looking statements will not occur. These factors include, but are not limited to, changes in business strategies; the effects of competition and pricing pressures; changes in freight rates; changes in operational costs; industry over-capacity; changes in demand for container shipping; congestion; availability and cost of chartered ships; changes in laws and regulations, including tax, environmental, employment, competition, anti-terrorism and trade laws; and CP Ships’ anticipation of and success in managing the risks associated with the foregoing. The Offer and the Solicitation are subject to certain conditions set forth herein.
      The above list of important factors affecting forward-looking information is not exhaustive, and reference should be made to the other risks discussed in CP Ships’ filings with Canadian securities regulatory authorities and the SEC. CP Ships undertakes no obligation, except as required by law, to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise, or the above list of factors affecting this information.
INCORPORATION BY REFERENCE
      CP Ships files annual and special reports and other information with the SEC. The SEC allows CP Ships to “incorporate by reference” information into this Offer to Purchase and Consent Solicitation and the Circular, which means that CP Ships can disclose important information to Noteholders by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase and Consent Solicitation and the Circular, except for any information superseded by information in, or incorporated by reference in, this Offer to Purchase and Consent Solicitation and the Circular. See Section 1 of the Circular, “CP Ships Limited”, for information on how to obtain copies of the documents incorporated herein by reference.
      The following documents of CP Ships filed with the SEC are incorporated herein by reference and shall be deemed a part hereof:

•	Annual Report on Form 40-F for the year ended December 31, 2004, filed April 1, 2005; and

•	All other reports filed by CP Ships pursuant to Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 40-F mentioned above.
      Any future filings by CP Ships under Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934 filed subsequent to the date of this Offer to Purchase and Consent Solicitation and prior to the Withdrawal Time will be deemed to be incorporated in this Offer to Purchase and Consent Solicitation and the Circular by reference. Any such filings will automatically update and replace the information that appears or is incorporated in this Offer to Purchase and Consent Solicitation and the Circular.

DEFINITIONS
      In this Offer to Purchase and Consent Solicitation and the Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:
      “Amalco” means CP Ships Limited, the corporation continuing as a result of the Subsequent Acquisition Transaction;
      “Board of Directors” means the board of directors of CP Ships;
      “Circular” means the offering circular accompanying the Offer to Purchase and Consent Solicitation;
      “Common Shares” means the common shares of CP Ships;
      “Consent” means the instrument in writing contained in the Consent and Letter of Transmittal executed by Noteholders relating to the Proposed Amendments;
      “Consent and Letter of Transmittal” means the consent and letter of transmittal on blue paper in the form accompanying the Offer to Purchase and Consent Solicitation and the Circular, which document satisfies the requirements of the Designated Event Purchase Notice required by Section 409 of the Existing Indenture;
      “Consent Fee” means $2.50 per $1,000 principal amount of Notes to be paid by the Corporation to Noteholders validly consenting to the Proposed Amendments and not validly revoking such Consents on or prior to the Solicitation Expiration Time, on the terms of and subject to the condition of the Solicitation;
      “Corporation” or “CP Ships” means CP Ships Limited;
      “Dealer Managers” means Citigroup Global Markets Canada Inc. and Citigroup Global Markets Inc.;
      “Depositary” means The Bank of New York, in its capacity as depositary under the Offer;
      “Designated Event” has the meaning ascribed thereto in Section 409 of the Existing Indenture and includes the acquisition by SA of approximately 89% of the Common Shares;
      “Designated Event Notice” means the notice of the occurrence of a Designated Event and the making of a Designated Event Purchase Offer dated November 8, 2005, as required by Section 409 of the Existing Indenture, and which accompanies this Offer to Purchase and Consent Solicitation and Circular;
      “Designated Event Purchase Offer” means the offer to purchase the Notes upon the occurrence of a Designated Event pursuant to Section 409 of the Existing Indenture;
      “DTC” means The Depository Trust Company;
      “Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member firm of a recognized stock exchange in Canada or a U.S. financial institution (including most U.S. banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) or the Stock Exchanges Medallion Program (SEMP);
      “Existing Indenture” means the trust indenture dated as of February 24, 2004 between CP Ships and the Trustee, pursuant to which the Notes were issued;
      “High Yield Notes” means the $200,000,000 aggregate principal amount of 10.375% senior notes due July 15, 2012 issued by the Corporation pursuant to the trust indenture between the Corporation and The Bank of New York, as trustee, dated as of July 3, 2002;
      “including” means including without limitation, and “include” and “includes” have a corresponding meaning;
      “Information Agent” means MacKenzie Partners, Inc.
      “NASD” means the National Association of Securities Dealers, Inc.;
      “NBBCA” means the Business Corporations Act (New Brunswick);
      “Noteholder” means a holder of Notes;
      “Notes” means the $200,000,000 aggregate principal amount of 4% convertible senior subordinated notes due 2024 issued under the Existing Indenture;

      “Notice of Guaranteed Delivery” means the notice of guaranteed delivery on green paper in the form accompanying the Offer to Purchase and Consent Solicitation and the Circular;
      “NYSE” means the New York Stock Exchange;
      “Offer” means the offer by CP Ships to purchase any and all of the $200,000,000 aggregate principal amount of Notes made hereby for the Purchase Price on the terms set out in the Designated Event Notice, the Offer to Purchase and Consent Solicitation and the accompanying Circular and the Consent and Letter of Transmittal;
      “Offer to Purchase and Consent Solicitation” means this document setting forth the terms and conditions of the Designated Event Purchase Offer and the Solicitation;
      “Offer Expiration Date” means December 14, 2005, unless CP Ships shall have been required to extend the period during which the Offer is open, in which event the term “Offer Expiration Date” shall refer to the latest date or dates on which the Offer, as so extended by CP Ships, shall expire;
      “Offer Expiration Time” means 5:00 p.m. (New York time) on the Offer Expiration Date, or such later time or times and date or dates as may be fixed by CP Ships from time to time pursuant to Section 11 of the Offer to Purchase and Consent Solicitation, “Extension of and Amendments to the Offer and Solicitation”;
      “Payment Date” means the date on which CP Ships pays for Notes deposited under the Offer, which is the Designated Event Purchase Date under Section 409 of the Existing Indenture and which will be December 19, 2005, unless the Offer is required by applicable law to be extended, in which event the term “Payment Date” shall refer to the date on which CP Ships pays for Notes deposited under the Offer;
      “Proposed Amendments” means the proposed amendments to the Existing Indenture set forth in the Supplemental Indenture;
      “Purchase Price” means, for each $1,000 principal amount of Notes, the payment of $1,000 in cash plus accrued and unpaid interest to but excluding the Payment Date, which CP Ships will pay for Notes properly deposited pursuant to the Offer and not properly withdrawn prior to the Withdrawal Time;
      “Requisite Consents” means the consent of record holders of at least a majority in aggregate principal amount of outstanding Notes;
      “SA” means Ship Acquisition Inc., a corporation incorporated under the NBBCA, being an indirect wholly-owned subsidiary of TUI;
      “SEC” means the United States Securities and Exchange Commission;
      “Shareholders” means the holders of Common Shares;
      “Solicitation” means the consent solicitation made by the Corporation to obtain the Requisite Consents to the Proposed Amendments described in the Offer to Purchase and Consent Solicitation and the Circular;
      “Solicitation Expiration Date” means December 16, 2005, unless CP Ships, in its sole discretion, shall have extended the period during which the Solicitation is open, in which event the term “Solicitation Expiration Date” shall refer to the latest date or dates at which the Solicitation, as so extended by CP Ships, shall expire;
      “Solicitation Expiration Time” means 5:00 p.m. (New York time) on the Solicitation Expiration Date, or such later time or times and date or dates as may be fixed by CP Ships from time to time pursuant to Section 11 of the Offer to Purchase and Consent Solicitation, “Extension of and Amendments to the Offer and Solicitation”;
      “Special Shares” means redeemable special shares of Amalco bearing a redemption value of $21.50 per share;
      “Subsequent Acquisition Transaction” means the statutory amalgamation involving CP Ships and SA which, if successfully completed, will result in TUI indirectly owning all of the Common Shares;
      “Supplemental Indenture” means the supplemental indenture modifying the Existing Indenture to be executed following the Solicitation Expiration Date if the Requisite Consents have been obtained;
      “Support Agreement” means the support agreement dated August 20, 2005 between TUI and CP Ships;
      “Tax Act” means the Income Tax Act (Canada);
      “TRACE” means the NASD-developed Trade Reporting and Compliance Engine;

      “Trustee” means The Bank of New York, in its capacity as trustee and registrar, conversion agent and paying agent under the Existing Indenture;
      “TSX” means The Toronto Stock Exchange;
      “TUI” means TUI AG, a stock corporation incorporated under the laws of Germany;
      “TUI Common Share Offer” means the offer by SA dated August 30, 2005, as extended, to acquire all of the issued and outstanding Common Shares for $21.50 cash per Common Share and which expired at 6:00 p.m. (Eastern time) on October 18, 2005; and
      “Withdrawal Time” means 5:00 p.m. (New York time) on December 16, 2005 being the time until which Noteholders may withdraw Notes submitted to the Offer by following the procedures set forth in “Withdrawal of Deposit and Revocation of Consents”, or such later time or times on such date or dates as may be fixed by CP Ships from time to time pursuant to Section 11 of the Offer to Purchase and Consent Solicitation “Extension of and Amendments to the Offer and Solicitation”.

OFFER TO PURCHASE AND CONSENT SOLICITATION
To: Holders of Notes of CP Ships Limited
1.   The Offer
      The Corporation hereby offers, upon the terms, and subject to the condition, of this Offer to Purchase and Consent Solicitation, the Circular, the accompanying Consent and Letter of Transmittal and the Notice of Guaranteed Delivery, to purchase any and all of its issued and outstanding Notes for the Purchase Price. Under the terms of the Existing Indenture, the Corporation will purchase all Notes validly deposited and not validly withdrawn pursuant to the Offer unless an Event of Default (as defined in the Existing Indenture), other than a default in the payment of the Purchase Price, has occurred and is continuing as of the Payment Date, as described in more detail in Section 8 of this Offer to Purchase and Consent Solicitation, “Effect of Event of Default”.
      All Notes purchased by the Corporation will be retired.
      The Board of Directors has made no recommendation whether Noteholders should accept the Offer. Noteholders are urged to consult their own financial, tax and legal advisors and make their own decision whether to deposit Notes pursuant to the Offer. The Designated Event Notice, this Offer to Purchase and Consent Solicitation, the Circular, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and the related documents contain important information and should be read carefully before making a decision with respect to the Offer.
      The Offer is being made to Noteholders pursuant to Section 409 of the Existing Indenture. The “Designated Event Notice” referenced in such section is included with this Offer to Purchase and Consent Solicitation. Section 409 of the Existing Indenture provides that, following a Designated Event, the Corporation will make an offer to purchase any and all of the Notes in integral multiples of $1,000 for the Purchase Price. A Designated Event includes a transaction or event in connection with which all or substantially all of the Common Shares are acquired for cash, in a transaction which constitutes a change of control of CP Ships. A Designated Event occurred on October 20, 2005 when SA took up, or accepted for purchase, the 83,972,849 Common Shares tendered pursuant to the TUI Common Share Offer, representing approximately 89% of the outstanding Common Shares. On October 25, 2005, SA paid for the outstanding Common Shares it had previously taken up.
      Depositing Noteholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 10 of the Offer to Purchase and Consent Solicitation, “Payment for Deposited Notes and Consent Fee”, stock transfer taxes on the purchase of Notes by CP Ships pursuant to the Offer.
2.   The Consent Solicitation
      Pursuant to the Solicitation, the Corporation requests that Noteholders deliver Consents to the Proposed Amendments to the Existing Indenture. The effect of the Proposed Amendments would be to eliminate the public reporting obligations and certain other restrictive covenants, events of default and related provisions of the Existing Indenture. Noteholders may deposit their Notes under the Offer without delivering Consents or may deliver Consents without depositing the related Notes under the Offer.
      The Board of Directors has made no recommendation whether Noteholders should deliver Consents pursuant to the Solicitation. Noteholders are urged to consult their own financial, tax and legal advisors and make their own decision whether to deliver Consents pursuant to the Solicitation. The Designated Event Notice, this Offer to Purchase and Consent Solicitation, the Circular, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and the related documents contain important information and should be read carefully before making a decision with respect to the Solicitation.
      The Corporation is offering the Consent Fee to each Noteholder who validly consents to the Proposed Amendments at or prior to the Solicitation Expiration Time and does not validly revoke such Consent. The Consent Fee will be payable only if, and the Corporation reserves the right to terminate the Solicitation unless, the condition described under Section 9 of the Offer, “Condition of the Consent Solicitation,” is satisfied at the Solicitation Expiration Time. The Proposed Amendments will be adopted only if the Requisite Consents shall have been received at or prior to the Solicitation Expiration Time and not validly revoked. The Consent Fee will be payable to those Noteholders who validly deliver Consents prior to the Solicitation Expiration Time and who do not validly revoke such Consents. Payment will be made following the coming into effect of the Proposed Amendments. The Corporation’s obligation to accept for payment, and pay for, Notes validly deposited to the Offer (and not validly withdrawn) is not conditioned upon the receipt of the Requisite Consents. If the Requisite Consents are not received, Noteholders who both validly deposit (and do not validly withdraw) Notes under the Offer and who validly deliver (and do not validly revoke) Consents will receive the Purchase Price but will not receive the Consent Fee.
      IF THE REQUISITE CONSENTS ARE OBTAINED, THE PROPOSED AMENDMENTS WILL BECOME EFFECTIVE AS TO ALL NOTES AND BIND ALL NOTEHOLDERS, INCLUDING ANY NOTES IN RESPECT OF WHICH NO CONSENT WAS PROVIDED OR IN RESPECT OF WHICH CONSENTS WERE REVOKED. If a Noteholder does not deliver a Consent, or if a Noteholder’s Consent either is not properly delivered or is revoked and not properly redelivered, on or prior to the Solicitation Expiration Time, such Noteholder will not receive the Consent Fee, even if the Proposed Amendments become effective.
      The Proposed Amendments will be effected by the execution of the Supplemental Indenture following the Solicitation Expiration Date if the Requisite Consents have been obtained. The Supplemental Indenture will become effective upon execution by CP Ships and the Trustee. If the Supplemental Indenture becomes effective, the Corporation will deliver the Consent Fee to the Depositary, on behalf of consenting Noteholders, as soon as practicable thereafter. In addition, the Depositary, as soon as practicable, will transmit a copy of the Supplemental Indenture to all then-current Noteholders, who will hold their Notes under the Existing Indenture as amended by the Supplemental Indenture.
      Pursuant to the terms of the Existing Indenture, subsequent transfers of Notes will not have the effect of revoking any Consent theretofore given by a Noteholder, and such Consents will remain valid unless revoked by the transferee holder in accordance with the procedures described herein under Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents”.
      The Proposed Amendments are set forth in the Supplemental Indenture, attached as Schedule A to this document. Copies of the Existing Indenture are available for consultation until the Solicitation Expiration Date at the address of the Depositary as set forth on the back cover page of this Offer to Purchase and Consent Solicitation and Circular. The Existing Indenture is also available on www.sedar.com.
      The effect of the Proposed Amendments would be to eliminate the Corporation’s contractual public reporting obligations and certain restrictive provisions of the Existing Indenture. CP Ships will continue to have reporting obligations under applicable securities laws after the Proposed Amendments become effective; however, CP Ships intends to cease to be a reporting issuer under the securities laws of Canada and the United States at such time as applicable securities laws permit it to do so. Thereafter, its public company reporting obligations will cease. AS A RESULT, IF THE REQUISITE CONSENTS ARE OBTAINED, NOTEHOLDERS WILL NO LONGER HAVE THE BENEFITS OF CERTAIN AFFIRMATIVE AND RESTRICTIVE COVENANTS, CERTAIN EVENTS OF DEFAULT AND RELATED PROVISIONS CONTAINED IN THE EXISTING INDENTURE.
      The elimination (or in certain cases, amendment) of these restrictive covenants and other provisions would, among other things, (i) permit the Corporation to sell, convey, transfer or lease all or substantially all of its assets without the transferee assuming all of the obligations of the Corporation under the Existing Indenture and complying with certain other conditions set forth in the Existing Indenture; (ii) eliminate events of default based on breaches of covenants or acceleration of other indebtedness; and (iii) remove as Events of Default any default (including the current Events of Default) involving the bankruptcy or insolvency of one or more of the Corporation’s Significant Subsidiaries (as defined in the Existing Indenture). It is possible that these changes will increase the credit risk faced by non-depositing Noteholders with respect to the Corporation or otherwise adversely affect the interests of non-depositing Noteholders.
      The capitalized terms used in this section of the Offer to Purchase and Consent Solicitation and not otherwise defined shall have the meanings ascribed to them in the Existing Indenture. Set forth below is a brief description of the Proposed Amendments which are qualified in their entirety by reference to the Supplemental Indenture, which is attached hereto.
      Deletion of covenants in the Existing Indenture. The Proposed Amendments would delete the covenants listed below:

SECTION 504 (a), (c)	Reports (except to the extent required by the U.S. Trust Indenture Act)
SECTION 506	Stay, Extension and Usury Laws

      Modification of terms of the Existing Indenture. The Proposed Amendments would modify the following sections of the Existing Indenture as summarized below:

SECTION 409	Redemption and Purchase of Securities — Purchase at the Option of Holders upon a Designated Event: Deletion of condition to repurchase of Notes that there be no Event of Default.
SECTION 507	Covenants — Corporate Existence: Deletion of certain requirements.
SECTION 601	Successors — When Company May Merge, etc: Deletion of limitations on Corporation’s power to sell all or substantially all of its assets.
SECTION 602	Successors — Successor Substituted: Deletion of limitations on Corporation’s power to sell all or substantially all of its assets.
SECTION 701	Defaults and Remedies — Events of Default: Deletion of Events of Default based on breach of covenants and acceleration of other indebtedness in Sections 701(c) and 701(d), and deletion of Events of Default based on insolvency of subsidiaries in Sections 701(e) and 701(f).
SECTION 1102	Conversion — Exercise of Conversion Privilege: Deletion of last sentence.
      The Proposed Amendments constitute a single proposal and a consenting Noteholder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to certain of the Proposed Amendments. Depositing Noteholders who sign the Consent and Letter of Transmittal will be deemed to have consented to the Proposed Amendments unless the contrary is indicated in the Consent and Letter of Transmittal. See Section 6 of the Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”.
3.   Principal Amount of Notes Subject to the Offer
      Upon the terms of and subject to the condition of the Offer, CP Ships will purchase for the Purchase Price any and all $200,000,000 of the outstanding Notes, or such lesser aggregate principal amount of Notes as are validly deposited at or prior to the Offer Expiration Time (and not validly withdrawn in accordance with Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents”) pursuant to the Offer.
4.   Purchase Price for Deposited Notes and Consent Fee
      Purchase Price for Notes. On the Payment Date, upon the terms of and subject to the condition of the Offer (including the provisions described in Section 8 of the Offer to Purchase and Consent Solicitation, “Effect of Event of Default”), all Noteholders who have validly deposited Notes prior to the Offer Expiration Time and not validly withdrawn their Notes will receive, for each $1,000 principal amount of Notes validly deposited to the Offer and not validly withdrawn, $1,000 in cash, plus any accrued and unpaid interest to but excluding the Payment Date. CP Ships will not extend the Offer unless required by applicable law. See Section 11 of the Offer to Purchase and Consent Solicitation, “Extension of and Amendments to the Offer and Solicitation”.
      Consent Fee. Promptly after the coming into effect of the Supplemental Indenture, upon the terms of the Solicitation, all Noteholders who have validly consented prior to the Solicitation Expiration Time and not validly revoked such Consents will receive, for each $1,000 principal amount of Notes in respect of which a Consent was validly given prior to the Solicitation Expiration Time and not validly revoked, $2.50 in cash.
5.   Payment of Interest in Respect of Deposited Notes
      All holders of Notes received from the Corporation the semi-annual interest payment on the Notes due and payable on June 30, 2005. Holders of Notes who deposit their Notes pursuant to the Offer, which Notes are subsequently purchased by the Corporation, will receive, included as a portion of the Purchase Price, a payment from the Corporation on account of accrued and unpaid interest on the Notes from July 1, 2005 to but excluding the Payment

Date. No interest shall accrue in respect of validly deposited Notes on or after the Payment Date. The Corporation has calculated that such payment will amount to $18.78 per $1,000 principal amount of Notes.
6.   Procedure for Depositing Notes and Consenting
      Proper Deposit of Notes and Consents. Noteholders may deposit their Notes to the Offer without delivering Consents under the Solicitation, or may deliver Consents under the Solicitation without depositing the related Notes to the Offer.
      Deposit of Notes Held in Physical Form. To deposit Notes held in physical form pursuant to the Offer with or without delivering Consents under the Solicitation (i) a properly completed and duly executed Consent and Letter of Transmittal with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal, including, in the case of deposits of Notes in certificated form, the certificate or certificates representing Notes in respect of which the Offer is being accepted, must be received by the Depositary at its address set forth in the Consent and Letter of Transmittal by the Offer Expiration Time or (ii) the guaranteed delivery procedure described below may be followed by the Offer Expiration Time. Consents and Letters of Transmittal and any certificates evidencing Notes deposited pursuant to the Offer should be sent only to the Depositary and should not be sent to the Corporation, the Dealer Managers, or the Information Agent. A record Noteholder whose Notes are held in physical form may choose to deliver Consents under the Solicitation but not to deposit the related Notes under the Offer by following the procedure set forth below under “Delivery of Consents without Deposit of Notes.”
      Deposit of Notes Held Through DTC. To deposit Notes pursuant to the Offer that are held through DTC with or without delivering Consents under the Solicitation, participants in DTC must, instead of physically completing and executing the Consent and Letter of Transmittal, contact DTC with respect to the deposit of their Notes under the Offer and delivery of their Consent under the Solicitation. DTC will be issuing instructions to its participants as to the method of depositing such Notes and delivering such Consents under the terms of the Offer and the Solicitation. A holder whose Notes are held through DTC who chooses to deliver Consents under the Solicitation but does not deposit the related Notes under the Offer must coordinate with the applicable DTC participant to submit the Consent and Letter of Transmittal directly to the Depositary with a medallion signature guarantee thereon. See “Delivery of Consents without Deposit of Notes” below.
      The Depositary will request to establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer, and any financial institution that is a DTC participant may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of the Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an “Agent’s Message” (as defined below) in connection with such book-entry transfer, together with any other documents required by the Consent and Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at its address set forth in the Consent and Letter of Transmittal by the Offer Expiration Time, or the guaranteed delivery procedure described below may be followed. Delivery of documents to DTC does not constitute delivery to the Depositary.
      The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating the aggregate principal amount of Notes that have been delivered by such DTC participant pursuant to the Offer and for which Consents have been delivered and that such DTC participant has received the Offer to Purchase and Consent Solicitation and the Circular and the Consent and Letter of Transmittal and agrees to be bound by the terms hereof and thereof, and CP Ships may enforce such agreement against such DTC participant.
      Notes Held Through a Custodian. A holder of Notes who wishes to deposit Notes under the Offer and/or deliver a Consent pursuant to the Solicitation and whose Notes are held through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Notes under the Offer and/or deliver a Consent pursuant to the Solicitation.
      Delivery of Consents without Deposit of Notes. A holder who holds Notes in electronic book-entry form who chooses to deliver Consents under the Solicitation but does not choose to deposit the related Notes under the Offer must contact the applicable DTC participant to coordinate the delivery of a properly completed and duly executed Consent and Letter of Transmittal with the required medallion signature guarantees and any other documents required by the Consent and Letter of Transmittal to the Depositary. A record Noteholder who chooses to deliver Consents under the Solicitation but does not choose to deposit the related Notes under the Offer must deliver a properly completed and duly executed Consent and Letter of Transmittal with the required medallion signature guarantees and any other documents required by the Consent and Letter of Transmittal to the Depositary. The Depositary must receive such Consent and Letter of Transmittal at its address set forth in the Consent and Letter of Transmittal by the Solicitation Expiration Time.
      Depositing record Noteholders who sign the Consent and Letter of Transmittal will be deemed to have consented to the Proposed Amendments unless the contrary is indicated in the Consent and Letter of Transmittal.
      Partial Deposits/ Consents. A Noteholder desiring to deposit to the Offer, and/or deliver a Consent with respect to, only a portion of the aggregate principal amount of such Noteholder’s Notes may do so, provided that the principal amount of Notes which is deposited to the Offer is in a denomination of $1,000 or an integral multiple thereof, by depositing a Note and/or delivering a Consent (as applicable) in the manner described above and indicating in the accompanying Consent and Letter of Transmittal (or Agent’s Message, as applicable) the portion of the principal amount thereof that the Noteholder wishes to deposit to the Offer and/or with respect to which the Noteholder wishes to Consent. With respect to partial deposits, CP Ships shall, promptly following the completion of the Offer, issue a new Note to such Noteholder to evidence the remaining principal amount of the deposited Note retained by the Noteholder.
      Signature Guarantees. No signature guarantee is required on the Consent and Letter of Transmittal if (i) the Consent and Letter of Transmittal is signed by the record Noteholder exactly as the name of the registered holder appears on the register maintained by the Trustee, and payment is to be made directly to such registered holder, or (ii) Notes are deposited for the account of an Eligible Institution. All signatures on the Consent and Letter of Transmittal must be medallion guaranteed by an Eligible Institution where a Noteholder Consents to the Solicitation but does not deliver Notes under the Offer. See Instruction 1 of the Consent and Letter of Transmittal. If a certificate representing Notes is registered in the name of a person other than the signer of a Consent and Letter of Transmittal, or if payment is to be made, or certificates representing Notes not purchased or deposited are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.
      Mutilated, Lost, Stolen or Destroyed Certificates. If a record Noteholder desires to deposit Notes under the Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Noteholder should contact the Trustee for further instructions.
      Method of Delivery. The method of delivery of all required documents, including delivery through DTC, is at the option and risk of the depositing Noteholder. Delivery will only be considered to have been properly made upon actual receipt of all required documents by the Depositary, and where applicable, upon actual receipt at the particular office specified. If material, such as Note certificates, is to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Offer Expiration Time (or in the case of Consents, the Solicitation Expiration Time) to permit delivery to the Depositary on or prior to such time. Record Noteholders are entitled to receive from the Depositary a non-transferable receipt of deposit evidencing the deposit of Notes.
      Guaranteed Delivery. If a Noteholder wishes to deposit Notes pursuant to the Offer and cannot deliver such Notes or time will not permit all required documents to reach the Depositary by the Offer Expiration Time, such Notes may nevertheless be deposited if all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying the Offer to Purchase and Consent Solicitation is received by the Depositary at its New York office as set out in the Notice of Guaranteed Delivery by the Offer Expiration Time; and

(c)	the certificates for all deposited Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC), together with a properly completed and duly executed Consent and Letter of Transmittal (or an executed photocopy thereof) relating to such Notes, with signatures guaranteed if so required in accordance with the Consent and Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Consent and Letter of Transmittal, are received by the Depositary at its New York office as set out in the Notice of Guaranteed Delivery before 5:00 p.m., New York time, on the third New York Stock Exchange trading day after the Offer Expiration Date.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the New York office of the Depositary and must include a medallion guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
      Notwithstanding any other provision hereof, payment of the Purchase Price and/or the Consent Fee will be made only after timely receipt by the Depositary of a properly completed and duly executed Consent and Letter of Transmittal relating to such Notes, with signatures medallion guaranteed and any other documents required by the Consent and Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message), including in the case of Notes deposited pursuant to the Offer, certificates representing such Notes (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC). Depositing Noteholders who sign the Notice of Guaranteed Delivery who wish to consent to the Solicitation should note that no Noteholder will receive the Consent Fee, even if the Proposed Amendments become effective, if such Noteholder does not deliver a Consent, or if a Noteholder’s Consent either is not properly delivered or is revoked and not properly redelivered, on or prior to the Solicitation Expiration Time. If such a Noteholder wishes to deliver Consents under the Solicitation, the Notice of Guaranteed Delivery is to be accompanied by a properly completed and duly executed Consent and Letter of Transmittal relating to the Notes in respect of which Consent is to be granted, with signatures guaranteed in accordance with the Consent and Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Consent and Letter of Transmittal.
      Under no circumstances will interest be paid by CP Ships by reason of any delay in making payment to any person using the guaranteed delivery procedures, including any delay arising because the Notes to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Notes is not made until after the date the payment for deposited Notes accepted for payment pursuant to the Offer is made by CP Ships.
      Determination of Validity. All questions as to the number of Notes deposited and/or Consents delivered, the form of documents and the validity, eligibility (including time of receipt) of any deposit of Notes and/or of any delivery of Consents will be determined by CP Ships, in its sole discretion, which determination shall be final and binding on all parties. CP Ships reserves the absolute right to reject any or all deposits of Notes and/or Consents determined by it not to be in proper form or to reject any Consents, the acceptance of or payment for which may, in the opinion of CP Ships’ counsel, be unlawful. Subject to the terms of the Existing Indenture, CP Ships also reserves the absolute right to waive any defect or irregularity in any deposit of Notes and/or any Consent. No deposit of Notes or Consents will be deemed to be properly made until all defects and irregularities have been cured or waived. None of CP Ships, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits of Notes or Consents or incur any liability for failure to give any such notice. CP Ships’ interpretation of the terms and conditions of the Offer and Solicitation (including the Consent and Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.
      Formation of Agreement. The proper deposit of Notes pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Noteholder and CP Ships, effective as of the Offer Expiration Time, upon the terms of the Offer. The depositing Noteholder will be bound by a representation and warranty that such Noteholder has full power and authority to deposit, sell, assign and transfer Notes deposited pursuant to the Offer and that if such Notes are purchased by the Corporation, the Corporation will acquire good title thereto free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. The proper delivery of Consents pursuant to any one of the procedures described above will constitute a binding consent by the consenting Noteholder (including on behalf of such Noteholders’ transferees) and the consenting Noteholder will be bound by a representation that it has full power and authority to deliver such consent.
7.   Withdrawal of Deposit and Revocation of Consents
      Withdrawal of Deposited Notes. In accordance with the Existing Indenture, Notes validly deposited prior to 5:00 p.m. (New York time) on December 14, 2005 may be withdrawn by or on behalf of a depositing Noteholder at any time before 5:00 p.m. (New York time) on December 16, 2005. If the Offer is extended as the result of a legal requirement to do so, depositing Noteholders will continue to have the right to withdraw Notes during such extension period, as described in Section 11 of the Offer to Purchase and Consent Solicitation, “Extension of and Amendments to the Offer and Solicitation” in this document.

      A VALID WITHDRAWAL OF NOTES FROM THE OFFER WILL NOT AUTOMATICALLY REVOKE ANY CONSENT RELATED TO SUCH NOTES. INSTEAD, SUCH CONSENT MUST BE SEPARATELY REVOKED, IF DESIRED, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED BELOW.
      For a withdrawal of deposited Notes to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Notes. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Consent and Letter of Transmittal that accompanied the Notes being withdrawn and must specify the name of the person who deposited the Notes to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Notes (or, if deposited by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), and the principal amount of Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, then, prior to the release of such certificates (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn Notes), the depositing Noteholder must submit the serial numbers shown on the particular certificates evidencing the Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Notes deposited by an Eligible Institution. A withdrawal of Notes deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of the properly completed and executed written notice within the applicable time specified above.
      Revocation of Consents. Until the Proposed Amendments become effective, any Noteholder (including a transferee thereof) may revoke a Consent theretofore given as to its Notes or portion of its Notes if the Depositary receives an effective notice of revocation before the date the Proposed Amendments become effective. The Proposed Amendments will be effected by the execution of the Supplemental Indenture immediately following the Solicitation Expiration Time if the Requisite Consents have been obtained. If the Proposed Amendments become effective, they will thereafter bind every Noteholder, including those who have not provided or have revoked a Consent.
      A VALID REVOCATION OF A CONSENT WILL NOT AUTOMATICALLY WITHDRAW ANY RELATED NOTES DEPOSITED IN ACCORDANCE WITH THE OFFER. INSTEAD, SUCH NOTES MUST BE SEPARATELY WITHDRAWN, IF DESIRED, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED ABOVE.
      For a revocation of Consent to be effective, a written notice of revocation must be received in a timely manner by the Depositary at its New York address. Any such notice of revocation must be signed by or on behalf of the person who signed the Consent and Letter of Transmittal that effected the Consent being withdrawn and must specify the name of the person whose Consent is to be withdrawn, the name of the registered holder, if different from that of the person who consented, and the principal amount of Notes with respect to which the Consent is to be withdrawn. A revocation of a Consent can only be accomplished in accordance with the foregoing procedure. The revocation shall take effect only upon actual receipt by the Depositary of the properly completed and executed written notice within the applicable time specified above.
      All questions as to the form and validity (including time of receipt) of notices of withdrawal and revocation will be determined by CP Ships, in its sole discretion, which determination shall be final and binding. None of CP Ships, the Depositary, or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal or revocation and none of them shall incur any liability for failure to give any such notice.
      Any Notes properly withdrawn and/or Consents properly revoked will thereafter be deemed not deposited or delivered for purposes of the Offer or the Solicitation, as applicable. However, withdrawn Notes may be redeposited prior to the Offer Expiration Time and revoked Consents may be re-delivered prior to the Solicitation Expiration Time by again following any of the procedures described in Section 6 of this Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”.
8.   Effect of Event of Default
      Under the terms of the Existing Indenture, CP Ships may not purchase Notes under the Offer if an Event of Default (as such term is defined in the Existing Indenture), other than a default in the payment of the Purchase Price, has occurred and is continuing as of the Payment Date. CP Ships is not aware of any circumstances that could result in an Event of Default prior to or as of the Payment Date.

      If the Proposed Amendments become effective, CP Ships reserves the right to, and intends if required to, waive such condition. CP Ships also expressly reserves the right, in its sole discretion, not to purchase any Notes not theretofore purchased if an Event of Default has occurred and is continuing.
      Any waiver of the condition to the Offer or termination of the Offer will be effective upon written notice or other communication confirmed in writing by the Corporation to that effect to the Depositary at its principal office in New York. CP Ships, after giving notice to the Depositary of any waiver of a condition or the termination of the Offer, shall forthwith thereafter make a public announcement of such waiver or termination and provide or cause to be provided notice of such waiver or termination and provide or cause to be provided notice of such waiver or termination to the TSX, the NYSE, the SEC and the Canadian securities regulatory authorities. If the Offer is terminated, CP Ships shall not be obligated to pay the Purchase Price or accept any Notes deposited pursuant to the Offer and not theretofore purchased.
9.   Condition of the Consent Solicitation
      Notwithstanding any other provisions of the Offer and the Solicitation, the Corporation will not be permitted to amend the Existing Indenture but may terminate, extend or amend the Solicitation, if the Corporation has not received the Requisite Consents to the Proposed Amendments prior to the Solicitation Expiration Time.
      If the Corporation has not received the Requisite Consents to the Proposed Amendments prior to the Solicitation Expiration Time, the Corporation may, subject to applicable law, (i) terminate the Solicitation, (ii) extend the Solicitation and retain all Consents delivered until the extended Solicitation Expiration Date unless such Consents are properly revoked in accordance with the procedures set forth in Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents,” or (iii) amend the terms of the Solicitation. Any amendment of the terms of the Solicitation or of the consideration to be paid by the Corporation pursuant to the Solicitation or withdrawal of the Solicitation will be effective upon written notice or other communication confirmed in writing by the Corporation to that effect to the Depositary at its principal office in New York. CP Ships, after giving notice to the Depositary of amendment to or termination of the Solicitation, shall forthwith thereafter make a public announcement of such amendment or termination in Canada and the United States and provide or cause to be provided notice of such amendment or termination to the TSX, the NYSE, the SEC and the Canadian securities regulatory authorities. If the Solicitation is terminated, CP Ships shall not be obligated to pay the Consent Fee or accept any Consents delivered pursuant to the Solicitation.
10. Payment for Deposited Notes and Consent Fee
      Purchase of Notes Deposited to the Offer. Unless the Offer is required to be extended, subject to Section 8 of the Offer to Purchase and Consent Solicitation, “Effect of Event of Default”, at 5:01 p.m. (New York time) on December 16, 2005, CP Ships will take up all Notes validly deposited by the Offer Expiration Time and not validly withdrawn by the Withdrawal Time and on the Payment Date, CP Ships will purchase all such Notes. All Notes purchased by CP Ships will subsequently be retired.
      Payment of Purchase Price. Payment for Notes validly deposited pursuant to the Offer and not validly withdrawn will be made by depositing with the Depositary the aggregate Purchase Price for such Notes. The Depositary will act as agent for the depositing Noteholders for the purpose of receiving payment from CP Ships and transmitting such payment to the depositing Noteholders. Receipt of payment by the Depositary will be deemed to constitute receipt of payment thereof by persons depositing Notes. Under no circumstances will further interest be paid by CP Ships or the Depositary to persons depositing Notes by reason of Noteholders choosing to utilize the procedures for guaranteed delivery set forth in Section 6 of the Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”. The Purchase Price for Notes deposited in certificated form and purchased will be paid by wire transfer or cheque issued to the order of the person signing the relevant Consent and Letter of Transmittal or to the order of such other person as identified by the person signing such Consent and Letter of Transmittal, by properly completing the box captioned “Special Payment Instructions” in such Consent and Letter of Transmittal. In the absence of an address being provided, cheques will be forwarded to the address of the person as shown on the register for the Notes. The Purchase Price for Notes deposited through book-entry transfer and purchased will be paid in accordance with DTC procedures.
      Payment of Consent Fee. If the condition referred to in Section 9 of the Offer to Purchase and Consent Solicitation, “Condition of the Consent Solicitation” has been fulfilled at the Solicitation Expiration Time, CP Ships will cause the Consent Fee to be paid promptly following the coming into effect of the Proposed Amendments. Payment of the Consent Fee will be made by depositing with the Depositary the aggregate Consent Fee for all Consents validly delivered pursuant to the Solicitation prior to the Solicitation Expiration Time and not validly revoked. The Depositary will act as agent for validly consenting Noteholders for the purpose of receiving payment from CP Ships and transmitting such payment to such Noteholders. Receipt of payment by the Depositary will be deemed to constitute receipt of payment thereof by persons validly delivering Consents. The Consent Fees for the Consents delivered in relation to Notes held in certificated form and accepted prior to the Solicitation Expiration Time will be paid by wire transfer or cheque issued to the order of the person signing the relevant Consent and Letter of Transmittal or to the order of such other person as identified by the person signing such Consent and Letter of Transmittal, by properly completing the box captioned “Special Payment Instructions” in such Consent and Letter of Transmittal. In the absence of an address being provided, cheques will be forwarded to the address of the person as shown on the register for the Notes. The Consent Fee for Consents delivered together with Notes held in book-entry form and accepted prior to the Solicitation Expiration Time will be paid in accordance with DTC procedures. If a holder whose Notes are held in book-entry form delivers a Consent directly to the Depositary and does not deposit the related Notes under the Offer, the Consent Fee for such Consent will be paid in accordance with the procedure set forth above for Consents delivered in relation to Notes held in certificated form.
      If Notes are held by a nominee, holders of such Notes should check with such nominee as to whether there will be any charge for depositing such Notes. Persons depositing Notes will not be obligated to pay brokerage commissions, except as set forth herein.
      Return of Certificates. Certificates for any Notes deposited but not purchased will be returned as soon as practicable after the Offer Expiration Time without expense to the depositing Noteholder.
      Stock Transfer Taxes. CP Ships will pay all stock transfer taxes, if any, payable on the transfer to it of Notes purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder of the Notes, or (in the circumstances permitted by the Offer) if Notes not deposited or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if deposited certificates are registered in the name of any person other than the person signing the Consent and Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to CP Ships of the payment of such taxes or exemption therefrom is submitted.
11. Extension of and Amendments to the Offer and Solicitation
      Extension of and Amendments to Offer. The Offer will be extended only if CP Ships is legally required to do so. If required, CP Ships will extend the period of time during which the Offer is open by giving written or oral notice (to be confirmed in writing) of such extension to the Depositary at its principal office in New York, and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of such notice in the manner set forth under Section 13 of the Offer to Purchase and Consent Solicitation, “Notice”, to all record Noteholders. Promptly after giving notice of an extension to the Depositary, CP Ships will make a public announcement of the extension and provide or cause to be provided notice of such extension to the TSX, NYSE, the SEC and the Canadian securities regulatory authorities. Where a notice of extension is given to the Depositary on or about the then current Offer Expiration Time, CP Ships will publicly announce such extension by 9:00 a.m. (New York time) on the day immediately following the prior Offer Expiration Date. Any notice of extension will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in New York.
      If the Offer is extended, the Corporation will provide a notice of variation or change to the record Noteholders with respect to such extension, and Notes may be deposited pursuant to the Offer, as extended, for at least 10 days following such notice, unless otherwise permitted by applicable law and subject to such orders as may be granted by applicable courts or securities regulatory authorities. Validly deposited Notes may be withdrawn in accordance with the procedures set forth under Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents” at any time (i) prior to the take-up of the Notes by CP Ships during the extension period referenced above or (ii) if the Notes have not been paid for by CP Ships within three business days after having been taken up. Validly deposited Notes may also be withdrawn in accordance with such procedures if the Notes have not been paid for by CP Ships within 40 business days from the commencement of the Offer.

      CP Ships also expressly reserves the right, in its sole discretion, not to purchase any Notes not theretofore purchased if an Event of Default as described in Section 8 of the Offer to Purchase and Consent Solicitation, “Effect of Event of Default” has occurred and is continuing.
      If before the Offer Expiration Time or after the Offer Expiration Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Consent Solicitation or the Circular, as amended from time to time, that would reasonably be expected to affect a decision of a Noteholder to accept or reject the Offer (other than a change that is not within the control of CP Ships or an affiliate of CP Ships), CP Ships will give written notice of such change to the Depositary at its principal office in New York, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 13 of the Offer to Purchase and Consent Solicitation, “Notice”, to all record Noteholders, if required by applicable law. As soon as practicable after giving notice of a change in information to the Depositary, CP Ships will make a public announcement in Canada and the United States regarding the change in information and provide a copy of the notice thereof to the TSX and the NYSE. In addition, if determined necessary by counsel to CP Ships, such change in the Offer will be disclosed in accordance with the filing requirements of applicable securities laws. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is mailed, delivered or otherwise communicated to the Depositary at its principal office in New York.
      Extension of and Amendments to Solicitation. If permitted by the Existing Indenture, the Notes and applicable law, CP Ships expressly reserves the right, in its sole discretion, and regardless of whether or not the condition specified under Section 9 of the Offer to Purchase and Consent Solicitation, “Condition of the Consent Solicitation”, shall have occurred, at any time or from time to time, to vary the terms and conditions of the Solicitation or to extend the period of time during which the Solicitation is open by giving written or oral notice (to be confirmed in writing) of such extension or amendment to the Depositary at its principal office in New York, and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under Section 13 of the Offer to Purchase and Consent Solicitation, “Notice”, to all record Noteholders whose Notes have not been taken up under the Offer prior to such extension or amendment. Promptly after giving notice of an extension or amendment to the Depositary, CP Ships will make a public announcement of the extension or amendment and provide or cause to be provided notice of such extension or amendment to the TSX, NYSE, the SEC and the Canadian securities regulatory authorities. Any notice of extension or amendment will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in New York.
      In the event of any amendment, all Consents previously delivered and not revoked under the Solicitation will remain subject to the Solicitation and such Consents may be accepted by CP Ships in accordance with the terms of the Solicitation, subject to Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents”. An extension of the Solicitation Expiration Time, an amendment to the Solicitation or a change in information does not constitute a waiver by CP Ships of its rights and obligations under Section 9 of the Offer to Purchase and Consent Solicitation, “Condition of the Consent Solicitation”.
      CP Ships also expressly reserves the right, in its sole discretion, (i) to terminate the Solicitation and not to accept any Consents if the condition specified in Section 9 of the Offer to Purchase and Consent Solicitation, “Condition of the Consent Solicitation” is not satisfied, or (ii) at any time or from time to time to amend the Solicitation in any respect.
      If, prior to the Solicitation Expiration Time, an amendment to the terms of the Solicitation increases the consideration offered to Noteholders by CP Ships in its sole discretion, such increase shall be applicable to all Noteholders whose Consents are accepted pursuant to the Solicitation.
      Retention of Deposited Notes and Delivered Consents. If, subject to the terms of the Existing Indenture, CP Ships is delayed in its purchase of Notes or payment of Consent Fees or is unable to purchase Notes pursuant to the Offer or pay for Consents pursuant to the Solicitation for any reason, or if CP Ships extends the period of time during which the Offer and/or the Solicitation is open, then, without prejudice to CP Ships’ rights under the Offer or under the Solicitation, the Depositary may, subject to applicable law, retain on behalf of CP Ships all deposited Notes and delivered Consents, and such Notes and Consents may not be withdrawn or revoked except to the extent depositing Noteholders are entitled to withdrawal of deposit and/or revocation of Consent as described in Section 7 of the Offer to Purchase and Consent Solicitation, “Withdrawal of Deposit and Revocation of Consents”.

12. Payment in the Event of Mail Service Interruption
      Notwithstanding the provisions of the Offer and the Solicitation, cheques in payment for Notes purchased under the Offer, payment of Consent Fees, or any Notes and other relevant documents to be returned will not be mailed if CP Ships determines that delivery by mail may be delayed. Persons entitled to cheques and/or other relevant documents which are not mailed for this reason may take delivery at the office of the Depositary at which Consents and/or deposited certificates for the Notes were delivered until CP Ships has determined that delivery by mail will no longer be delayed. CP Ships will provide notice as provided under Section 13 of the Offer to Purchase and Consent Solicitation, “Notice”, of any determination not to mail under this Section as soon as reasonably practicable after such determination is made. Notwithstanding this Section, cheques and other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which Consents were delivered and/or Notes were deposited.
13. Notice
      Except as otherwise provided in the Offer to Purchase and Consent Solicitation, any notice to be given by CP Ships or the Depositary to Noteholders under the Offer and/or the Solicitation will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to record Noteholders at their respective addresses as shown on the registers maintained in respect of the Notes by the Trustee and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Noteholders and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, CP Ships will use reasonable efforts to disseminate the notice by other means, such as publication. In the event that post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice to Noteholders which CP Ships or the Depositary may give or cause to be given under the Offer and/or the Solicitation will be deemed to have been properly given and to have been received by Noteholders if (i) it is given to the TSX and NYSE for dissemination through their respective facilities; (ii) it is issued by way of a news release; or (iii) if it is published once in the Wall Street Journal.
14. Governing Law
      The Offer and the Solicitation and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of New York. The Offer is subject to the requirements of United States federal and applicable Canadian securities laws.
      The accompanying Circular constitutes the issuer bid circular with respect to the Offer.
      November 8, 2005

CP SHIPS LIMITED

(signed) Ray Miles

Ray Miles
Chief Executive Officer

CIRCULAR
      This Circular is furnished in connection with the accompanying Offer to Purchase and Consent Solicitation dated November 8, 2005 by CP Ships describing CP Ships’ offer to purchase any and all of the Notes and the related Solicitation. The terms and provisions of the Offer to Purchase and Consent Solicitation, the Consent and Letter of Transmittal (printed on blue paper) and Notice of Guaranteed Delivery (printed on green paper) are incorporated in and form part of this Circular. Noteholders should refer to the Offer to Purchase and Consent Solicitation for details of the terms and conditions of the Offer and the Solicitation, including details as to payment, withdrawal rights and rights of revocation. All dollar or $ references are in United States dollars unless otherwise stated.
      Terms defined in the Offer to Purchase and Consent Solicitation but not defined in this Circular have the same meaning herein as in the Offer to Purchase and Consent Solicitation, unless the context otherwise requires.
1.   CP Ships Limited
      CP Ships is a corporation subsisting under the NBBCA. CP Ships was organized pursuant to a plan of arrangement that occurred on October 1, 2001, whereby, among other things, certain container shipping interests were distributed by Canadian Pacific Limited to a newly created subsidiary company, namely CP Ships, and whereby Canadian Pacific Limited then distributed its investment in CP Ships to its common shareholders on the basis of one new common share in CP Ships for four old Canadian Pacific Limited common shares. CP Ships is a container shipping company, offering its customers door-to-door as well as port-to-port containerized services for the international transportation of a broad range of industrial and consumer goods, including raw materials, semi-manufactured and finished goods. It operates a fleet of 80 ships in 21 trade lanes focusing on the following principal markets: TransAtlantic, Australasia, Latin America and Asia. CP Ships’ registered head office is located at 44 Chipman Hill, 10th Floor, Saint John, New Brunswick, Canada E2L 4S6. CP Ships’ principal office is located at 2 City Place, Beehive Ring Road, Gatwick, West Sussex, United Kingdom RH6 0PA, Telephone: +44 (0)20 7389 1100. The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol TEU. CP Ships expects that the Common Shares will be delisted from the TSX and the NYSE immediately following the Subsequent Acquisition Transaction discussed under Section 3 of the Circular, “Purpose, Effect and Background to the Offer and Solicitation.”
      CP Ships is subject to the information and reporting requirements of the NBBCA, the securities laws of the provinces and territories of Canada, the federal securities laws of the United States and the rules of the TSX and the NYSE. In accordance therewith, CP Ships is required to file reports and other information with certain securities regulatory authorities in Canada and the United States and with the TSX and the NYSE relating to its business, financial statements and other matters. CP Ships files annual and special reports and other information with the SEC. Noteholders may read and copy any reports, statements or other information filed by CP Ships at the SEC’s public reference rooms in Washington, D.C., at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The SEC maintains a website at www.sec.gov. Such material can also be inspected on the website maintained on behalf of the Canadian securities regulatory authorities at www.sedar.com.
      CP Ships intends to cease to be a reporting issuer under the securities laws of Canada and the United States at such time as applicable securities laws permit it to do so and thereafter its public company reporting obligations will cease.
2.   Trading of Notes
      The Notes are not listed and posted for trading on any stock exchange. The Notes are eligible to be sold on the Private Offerings, Resales and Trading through Automatic Linkages or “PORTAL” system of the National Association of Securities Dealers, Inc. (the “NASD”); however, there is no established public trading market for the Notes.
      For information purposes only, the following table sets forth, for the periods indicated, the high and low trading prices of the Notes, reflecting currently available information on the Trade Reporting and Compliance Engine (“TRACE”) website at www.nasdbondinfo.com. Trades in the Notes are reported online through TRACE, the NASD-developed vehicle that facilitates the mandatory reporting of over-the-counter secondary market transactions in eligible fixed income securities, including the Notes. Pursuant to the TRACE rules, all broker/ dealers who are NASD member firms have an obligation to report transactions in corporate bonds to TRACE. Information regarding the rating of the Notes and the date, price and yield for the last sale, the most recent sale and limited historical high and low trading price data on a daily and weekly basis of the Notes is available through TRACE’s website under the symbol “TEU.GD”.

	Trading Data as
	Reported on
	TRACE(1)
	($ amount per
	$1,000 principal
	amount of Notes)

Period	High	Low

	($)	($)
2005
January	963.8	949.0
February	982.5	942.5
March	977.5	942.7
April	962.5	931.4
May	968.8	943.8
June	960.0	915.0
July	996.3	944.4
August	1,005	960.0
September	998.1	986.3
October	999.3	987.5
November (to November 4)	993.8	950.0

(1)	Reflects information currently available on TRACE’s website.
     Under the Existing Indenture, the Notes in certain circumstances are convertible into Common Shares. See Section 3 of the Circular, “Purpose, Effect and Background of the Offer and Solicitation” for information about conversion rights. The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Shares on the New York Stock Exchange.

	Trading Data as
	Reported on
	New York Stock
	Exchange

Period	High	Low

	($)	($)
2005
4th Quarter (to November 4)	21.55	21.17
3rd Quarter	22.95	15.07
2nd Quarter	18.19	13.38
1st Quarter	14.86	12.87

2004
4th Quarter	14.46	11.75
3rd Quarter	18.15	11.47
2nd Quarter	18.63	15.50
1st Quarter	21.83	15.95
      On August 30, 2005, the TUI Common Share Offer was mailed to Shareholders. The TUI Common Share Offer confirmed that CP Ships would be required under the Existing Indenture, within 30 business days after SA acquired all or substantially all of the Common Shares thereunder, to offer to purchase for cash all outstanding Notes at the Purchase Price. The last sale price of the Notes as reported on TRACE on August 25, 2005, being the last trade immediately preceding the mailing date of the TUI Common Share Offer was $99.4375 (being $994.375 per $1,000 principal amount of Notes).

      On November 7, 2005, CP Ships announced the Offer. The last sale price of the Notes as reported on TRACE on November 4, 2005, being the last trade immediately preceding the announcement date of the Offer was $99.375 (being $993.75 per $1,000 principal amount of Notes).
      NOTEHOLDERS ARE URGED TO OBTAIN CURRENT PRICE QUOTATIONS FOR THE NOTES.
3.   Purpose, Effect and Background of the Offer and Solicitation
      Pursuant to the Existing Indenture, as described under Section 1 of the Offer to Purchase and Consent Solicitation, “The Offer”, within 30 Business Days (as defined in the Existing Indenture) after a Designated Event, which includes the acquisition of all or substantially all the Common Shares for cash consideration in a transaction which constitutes a change of control of CP Ships, CP Ships is required to offer to acquire any and all of the issued and outstanding Notes at the Purchase Price.
      On August 30, 2005, SA made the TUI Common Share Offer for $21.50 cash per Common Share. A Designated Event occurred on October 20, 2005 when SA took up, or accepted for purchase, the 83,972,849 Common Shares deposited pursuant to the TUI Common Share Offer, representing approximately 89% of the outstanding Common Shares. On October 25, 2005, SA paid for the outstanding Common Shares it had previously taken up.
      On November 7, 2005, CP Ships announced the Subsequent Acquisition Transaction in order for TUI to indirectly acquire the remaining issued Common Shares which it did not acquire pursuant to the TUI Common Share Offer. In accordance with applicable law, subsequent to the completion of the Subsequent Acquisition Transaction, CP Ships intends to delist the Common Shares from the TSX and NYSE, and CP Ships intends to cease to be a reporting issuer under the securities laws of Canada and the United States at such time as applicable securities laws permit it to do so. A copy of the management information circular in respect to the Subsequent Acquisition Transaction prepared by CP Ships is available on the SEC’s website, www.sec.gov, or at www.sedar.com.
      In connection with the Subsequent Acquisition Transaction, CP Ships will hold a special meeting of Shareholders to approve a special resolution respecting the amalgamation of CP Ships and SA upon the terms and conditions set forth in the amalgamation agreement between CP Ships and SA. If the special resolution is approved and the conditions set out in the amalgamation agreement are satisfied, on the effective date of the Subsequent Acquisition Transaction (expected to be December 20, 2005), CP Ships and SA will amalgamate and continue as Amalco. As a result of the Subsequent Acquisition Transaction, the property of both CP Ships and SA will become the property of Amalco. Amalco will continue to be liable for the obligations of both CP Ships and SA, including CP Ships’ obligations under the Notes. SA was incorporated by TUI solely for the purpose of the TUI Common Share Offer and to hold Common Shares and has not carried on any active business. Amalco will continue to carry on the operations of CP Ships and will have the same assets and liabilities. Following completion of the amalgamation, the Notes will represent indebtedness of Amalco.
      Upon amalgamation, Shareholders (other than dissenting Shareholders and SA) will receive one Special Share for each Common Share then held. Dissenting Shareholders under the amalgamation will be entitled to be paid the fair value of their Common Shares in accordance with the provisions of the NBBCA. 620692 N.B. Inc., an indirect wholly-owned subsidiary of TUI will be the only holder of Amalco common shares following the amalgamation. The terms of the Special Shares require Amalco to redeem each such share for $21.50 cash immediately following the issuance thereof. Holders of Special Shares will not be entitled to dividends and will not be entitled to receive notice of or to attend any meeting of shareholders of Amalco or to vote at any such meeting, except as may be required by law. In the event of the liquidation, dissolution or winding-up of Amalco, holders of Special Shares will, subject to and in accordance with their terms (including the rights of shares that rank senior and the rights of shares that rank rateably with them, including common shares of Amalco), be entitled to an amount equal to up to $21.50, without interest thereon, for each Special Share held by them respectively and no more.
      Pursuant to the terms of the Existing Indenture, the Notes become convertible at the holder’s option upon the occurrence of certain events. Under the terms of the Existing Indenture, the Notes are not currently convertible into Common Shares.
      The Subsequent Acquisition Transaction constitutes a “Reorganization” (as defined in the Existing Indenture) for which Shareholder approval is required and an event that permits Noteholders to convert their Notes into Common Shares pursuant to the terms of the Existing Indenture. The conversion rights arising as a result of the Subsequent Acquisition Transaction will begin on the 15th day prior to the expected effective date of the Subsequent Acquisition

Transaction and end on the 15th day following the effective date of the Subsequent Acquisition Transaction. As noted above, the Subsequent Acquisition Transaction is expected to become effective on December 20, 2005. Accordingly, such conversion period will commence on December 5, 2005 and is expected to end on January 4, 2006. The effective date of the Subsequent Acquisition Transaction is the date that each Common Share (other than those held by dissenting Shareholders and SA) will be exchanged for one Special Share and the date that the Notes will become convertible into Special Shares in accordance with the terms of the Existing Indenture. The Offer to Purchase and Consent Solicitation and this Circular serve as the notice to Noteholders required by Section 1101(a) and Section 1110 of the Existing Indenture.
      The Board of Directors has determined that, following the effective date of the Subsequent Acquisition Transaction, Amalco will satisfy its obligation to deliver securities upon the conversion of Notes by delivering one Special Share, in lieu of each Common Share deliverable immediately prior to the Subsequent Acquisition Transaction, subject to adjustment in accordance with the terms of the Existing Indenture. The terms and conditions of the Special Shares will require that, subject to applicable law, the Corporation redeem any such shares issued pursuant to the conversion of Notes immediately following the issuance thereof at the redemption price of $21.50. In connection with the Subsequent Acquisition Transaction, Amalco will enter into and execute with the Trustee a supplemental indenture in accordance with Section 1106 of the Existing Indenture to reflect such change.
      Pursuant to the Existing Indenture, CP Ships is required to give notice to record Noteholders at least 30 days prior to the effective date of the Subsequent Acquisition Transaction in writing and by release to a business newswire stating the consideration into which the Notes will be convertible after the effective date of the Subsequent Acquisition Transaction and any adjustments thereto. The Offer to Purchase and Consent Solicitation and this Circular serve as the notice to Noteholders required by Section 1106 of the Existing Indenture of the Subsequent Acquisition Transaction. The type of consideration to be delivered upon conversion of the Notes commencing upon the effectiveness of the Subsequent Acquisition Transaction will be Special Shares.
      FOLLOWING THE SUBSEQUENT ACQUISITION TRANSACTION, THE NOTES WILL BE CONVERTIBLE FOR A PERIOD OF 15 DAYS INTO SPECIAL SHARES IN ACCORDANCE WITH THE TERMS OF THE EXISTING INDENTURE. THEREAFTER, TO THE EXTENT CONVERTIBLE IN ACCORDANCE WITH THE TERMS OF THE EXISTING INDENTURE, THE NOTES WILL BE CONVERTIBLE INTO SPECIAL SHARES. PURSUANT TO THE TERMS OF THE SPECIAL SHARES, SUCH SHARES WILL BE REDEEMED FOR $21.50 PER SPECIAL SHARE IMMEDIATELY AFTER ISSUANCE THEREOF.
      CP Ships has the option to deliver cash in lieu of shares issuable upon any conversion of the Notes, provided that no “Event of Default” (as defined in the Existing Indenture) has occurred and is continuing under the Existing Indenture. If the Proposed Amendments become effective, CP Ships would be permitted to deliver cash in lieu of such shares notwithstanding the existence of an Event of Default. The current Note conversion rate is 39.6542 Common Shares per $1,000 principal of Notes, and is subject to adjustment in certain circumstances. Assuming a fixed value of $21.50 per share following the Subsequent Acquisition Transaction, the value of such cash option would be $852.57 per $1,000 principal amount of Notes.
      The Offer will benefit holders of Notes by providing them with an opportunity to sell their Notes to CP Ships with CP Ships bearing all costs of the transaction, except as otherwise disclosed herein. In addition, the Offer is for cash consideration, at a premium to the last sale price of the Notes as reported on TRACE prior to the announcement date of the Offer. The Offer provides immediate liquidity to holders of Notes, which would not otherwise necessarily be available through the means through which the Notes have traditionally traded.
      Noteholders should note that, pursuant to the terms of the Existing Indenture, CP Ships may redeem any or all of the Notes beginning July 3, 2009 by giving Noteholders at least 30 days’ notice at a redemption price of 100% of principal amount of the Notes plus accrued and unpaid interest to, but excluding, the redemption date. In addition, as noted above, if the Requisite Consents are obtained, Noteholders will no longer have the benefits of certain affirmative and restrictive covenants, certain events of default and related provisions contained in the Existing Indenture.
      The elimination (or in certain cases, amendment) of these restrictive covenants and other provisions would, among other things, (i) permit the Corporation to sell, convey, transfer or lease all or substantially all of its assets without the transferee assuming all of the obligations of the Corporation under the Existing Indenture and complying with certain other conditions set forth in the Existing Indenture; (ii) eliminate events of default based on breaches of covenants or acceleration of other indebtedness; and (iii) remove as Events of Default any default (including the current Events of Default) involving the bankruptcy or insolvency of one or more of the Corporation’s Significant Subsidiaries (as defined in the Existing Indenture). It is possible that these changes will increase the credit risk faced by non-depositing Noteholders with respect to CP Ships or otherwise adversely affect the interests of non-depositing Noteholders.
4.   Effect of the Offer on Trading
      The purchase of Notes by CP Ships pursuant to the Offer will, if accepted by Noteholders, reduce the amount of Notes that might otherwise trade, as well as the number of Noteholders, and, depending on the number of Noteholders depositing and the amount of Notes purchased under the Offer, could adversely affect the liquidity of the remaining Notes held. A debt security with a smaller outstanding aggregate principal amount available for trading may command a lower price than would a comparable debt security with a greater float.
5.   Ownership of Securities of the Corporation
      As at November 7, 2005, no director or executive officer of CP Ships nor, to the knowledge of such directors and executive officers after reasonable inquiry, any associate of the directors or executive officers of CP Ships, any person or company holding more than 10% of any class of equity securities of CP Ships, nor any person or company acting jointly or in concert with CP Ships, beneficially owns or exercises control or direction over any of the securities of CP Ships other than SA, a wholly-owned subsidiary of TUI which, holds 83,972,849 Common Shares, representing approximately 89% of the outstanding Common Shares.
      As at November 7, 2005, no director or executive officer of CP Ships nor, to the knowledge of such directors and executive officers after reasonable inquiry, any associate of the directors or executive officers of CP Ships, any person or company holding more than 10% of any class of equity securities of CP Ships, nor any person or company acting jointly or in concert with CP Ships, beneficially owns or exercises control or direction over any Notes.
6.   Financial Statements
      The most recent unaudited interim financial statements of the Corporation for the three and six month periods ended June 30, 2005 have been filed with securities regulatory authorities in Canada and the United States and may be inspected through the facilities of such securities regulatory authorities at www.sedar.com and www.sec.gov, at www.cpships.com, or at CP Ships’ principal office and will be sent to any Noteholder without charge, upon request for the duration of the Offer. The unaudited interim financial statements for the three and nine month periods ended September 30, 2005 were released by the Corporation on November 7, 2005 and will be available for inspection in the same manner as other unaudited interim financial statements once filed.
7.   Benefits from the Offer
      No director or executive officer of CP Ships nor, to the knowledge of such directors and executive officers after reasonable inquiry, any associate of the directors or executive officers of CP Ships, any person or company holding more than 10% of any class of equity securities of CP Ships nor any person or company acting jointly or in concert with CP Ships will receive any direct or indirect benefit as a consequence of their acceptance or refusal to accept the Offer. Should any such persons purchase Notes subsequent to November 7, 2005, they would be eligible to receive the same consideration that would be available to any Noteholder who participates in the Offer and/or the Solicitation including, but not limited to, the extent that if any such party does not deposit his, her or its Notes under the Offer and Notes are purchased under the Offer, then his, her or its holdings (if any) would represent an increased proportion of the issued and outstanding Notes subsequent to the completion of the Offer. CP Ships, TUI and their respective affiliates expect to benefit from anticipated cost savings and increased operational and financial flexibility if the Proposed Amendments become effective.
8.   Contracts, Arrangements and Understandings
      Other than as described below, there are no contracts, arrangements or understandings, formal or informal, between the Corporation and any security holder, director or officer of CP Ships with respect to the Offer or any person or company with respect to any security of CP Ships in relation to the Offer or the Solicitation.
      On August 20, 2005, TUI and CP Ships entered into the Support Agreement pursuant to which TUI agreed to make the TUI Common Share Offer in respect of all of the Common Shares. The following is a summary of the material provisions of the Support Agreement that relate to the Notes and is qualified in its entirety by the full text of the Support Agreement filed by CP Ships with the Canadian securities regulatory authorities and available at www.sedar.com and at the SEC’s web site at www.sec.gov. The Support Agreement can be found attached as Schedule B to CP Ships’ Form 51-102F3 Material Change Report dated August 21, 2005 filed on www.sedar.com.
      Pursuant to the Support Agreement, CP Ships agreed to use its commercially reasonable efforts to assist TUI in settling on and implementing a strategy and process for the retirement of the Notes within a time frame following the date of take-up of the Common Shares that is acceptable to TUI. CP Ships also agreed to arrange for all consents and notices and preparing and settling all press releases, documents, mailing lists, publication or notices and other documents and material reasonably necessary to implement the strategy and process referred to above and ultimately settled on by TUI, including in respect of the Offer.
9.   Commitments to Acquire Securities of the Corporation
      Except as set forth in the Offer to Purchase and Consent Solicitation, as set forth above in Section 3 of the Circular, “Purpose, Effect and Background of the Offer and Solicitation” or as described below, CP Ships has no commitments to purchase Notes or other securities of CP Ships, other than pursuant to the Offer.
      In addition to the Notes, the Corporation has outstanding $200,000,000 aggregate principal amount of 10.375% senior notes due July 15, 2012 issued pursuant to the trust indenture between the Corporation and The Bank of New York, as trustee, dated as of July 3, 2002 (“High Yield Notes”). On or about November 9, 2005, the Corporation expects to send a notice of redemption to holders of High Yield Notes advising that the High Yield Notes will be redeemed on December 13, 2005 at the redemption price provided for in the trust indenture governing the High Yield Notes.
      As at November 7, 2005, no director or executive officer of CP Ships nor, to the knowledge of such directors and executive officers after reasonable inquiry, any associate of the directors or executive officers of CP Ships, any person or company holding more than 10% of any class of equity securities of CP Ships, nor any person or company acting jointly or in concert with CP Ships, has any commitment to acquire any securities of CP Ships other than in connection with the Subsequent Acquisition Transaction.
10. Material Changes in the Affairs of the Corporation
      Other than as disclosed herein, in quarterly financial reports and in other public disclosure materials incorporated by reference herein, the directors and officers of CP Ships are not aware of any information which indicates that any material change has occurred in the affairs of CP Ships that has not been generally disclosed.
      CP Ships expects to cancel a number of the funded and unfunded credit and financing lease arrangements of CP Ships and its subsidiaries. CP Ships has entered into credit arrangements with SA and TUI, as lenders. The arrangement with SA is in an aggregate principal amount of up to $250 million in order to fund the redemption of the High Yield Notes on December 13, 2005, does not bear interest, is for a term of seven years subject to the right to demand early repayment on the occurrence of certain defaults or any change of control of CP Ships, is unsecured and is subordinated to senior indebtedness of CP Ships. The arrangement with TUI is in an aggregate principal amount of up to $200 million in order to fund the purchase of certain vessels in connection with the terminations of their leases and for ongoing funding requirements, bears interest at a rate determined from time to time based on LIBOR plus 1.50%, is for a term of three years subject to the right to demand early repayment on the occurrence of certain defaults or any change of control of CP Ships and is unsecured.
      As noted above, if the Requisite Consents are obtained Noteholders will no longer have the benefits of certain affirmative and restrictive covenants, certain events of default and related provisions contained in the Existing Indenture and CP Ships would be contractually permitted to act, including by reorganizing its affairs and/or corporate structure, in a manner that might be contrary to the interests of Noteholders. CP Ships reserves the right to take such action, and such action if taken, could represent a material change in the business and affairs of CP Ships and could materially and adversely affect the rights of Noteholders.
11. Previous Purchases and Sales
      During the 12 months preceding the date of the Offer, no securities of CP Ships have been purchased or sold by CP Ships. During the past 60 days, no director or executive officer of CP Ships, any associate of the directors or executive officers of CP Ships, any person holding more than 10% of any class of equity securities of CP Ships, or any person acting jointly or in concert with CP Ships has purchased or sold any Notes.

12. Previous Distributions
      The Notes were issued on February 24, 2004 pursuant to the Existing Indenture at an issue price of $1,000 per Note, for an aggregate principal amount of $200,000,000.
13. Dividend Policy
      The Board of Directors has declared cash dividends of Cdn$0.16 per Common Share for each fiscal year from 2002 to 2004, representing a dividend of Cdn$0.04 per Common Share for each quarter of the fiscal year and declared cash dividends of Cdn$0.06 in respect of each of the first and second quarters of 2005. The Board of Directors has not declared a dividend in respect of the third quarter of 2005 and has no intention of declaring such a dividend or any other dividends prior to completion of the Subsequent Acquisition Transaction.
      The Board of Directors is under no obligation to declare dividends and the declaration of dividends is wholly within its discretion. Restrictions under CP Ships’ existing or future financing agreements and the provisions of applicable law preclude, or may preclude, the payment of dividends in certain circumstances.
14. Income Tax Considerations
      The summary in this Section is a general summary of the material United States and Canadian tax consequences of the Offer and the Solicitation. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Noteholder, and no representation is made with respect to the income tax consequences to any particular Noteholder. Due to the general nature of this summary, the income tax consequences described below may not apply to certain taxpayers, such as financial institutions, who may have their own unique income tax concerns. Noteholders are advised to consult with their own tax advisors to determine the United States and Canadian federal, state, provincial, local and foreign tax consequences of the Offer and Solicitation in light of a Noteholders’ particular circumstances.
Material United States Federal Income Tax Consequences
      In the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, the following discussion summarizes the material United States federal income tax consequences generally applicable to U.S. Noteholders (as defined below) in connection with the Offer and the Solicitation. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), temporary and final Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Noteholders subject to special provisions of federal income tax law, such as Noteholders who are financial institutions, dealers in securities, insurance companies, tax exempt organizations, banks, regulated investment companies, real estate investment trusts, Noteholders who hold their Notes as part of a hedge, straddle, conversion, or other integrated transaction and Noteholders whose functional currency is not the United States dollar. This summary is limited to persons who hold their Notes as a “capital asset” within the meaning of Section 1221 of the Code. The discussion also does not address state, local or foreign tax consequences.
      Noteholders are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer and Solicitation in light of their particular circumstances.
      As used herein, the term “U.S. Noteholder” means a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state or the District of Columbia, (iii) an estate which is subject to United States federal income taxation on all of its income regardless of source, or (iv) a trust if it (a) is subject to the primary supervision of a United States court and the control of one or more United States persons or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

      If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax consequences applicable to them.
      Sale of Notes Pursuant to the Offer. A U.S. Noteholder who receives cash for Notes pursuant to the Offer will recognize gain or loss equal to the difference between (i) the amount realized and (ii) the Noteholder’s adjusted tax basis in the Notes sold. The amount realized will equal the amount of cash received for the Notes (except to the extent that amounts received are attributable to accrued interest, which portion of the consideration would be taxed as ordinary income to the extent not previously included in income), including the consent fee received (if any) if the fee is treated as additional consideration for the Notes, as discussed below under “Consent Fee received by U.S. Noteholders.” A U.S. Noteholder’s adjusted tax basis will generally equal the price paid for the Notes increased by the amount of accrued market discount (see discussion below) previously included in income and decreased by the amount of any payment received with respect to the Notes, other than payments of stated interest, and by any amortizable bond premium (the excess of a U.S. Noteholder’s initial tax basis in the Notes over the principal amount payable at maturity) which the U.S. Noteholder has previously deducted from income. Subject to the discussion below regarding market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. For noncorporate taxpayers, net long-term capital gains are generally subject to tax at preferential rates. The deductibility of capital losses is subject to certain limitations.
      A U.S. Noteholder who acquired a Note at a “market discount” (subject to a statutorily defined de minimis exception) generally will be required to treat any gain on the sale thereof pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount (on a straight-line basis, or, at the election of the holder, on a constant interest basis), unless an election was made to include market discount in income as it accrued for United States federal income tax purposes. Market discount at the time a Note is purchased (other than in the initial offering of the Notes) generally equals the excess of the principal amount of the Note over a Noteholder’s initial tax basis in the Note.
      Treatment of Non-Selling U.S. Noteholders. The tax treatment of a U.S. Noteholder that does not sell its Notes pursuant to the Offer will depend upon whether any of the Proposed Amendments to the Existing Indenture or the receipt of a consent fee result in a “deemed exchange” of the Notes for United States federal income tax purposes. Generally, the modification of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is “significant” within the meaning of the U.S. Treasury Regulations promulgated under Section 1001 of the Code.
      The U.S. Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified debt instrument (determined by taking into account any payments made by the issuer to the holder as consideration for the modification) varies from the yield on the unmodified debt instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified debt instrument. Because the consent fee does not change the yield of the Notes by more than the foregoing amount, the consent fee will not cause a significant modification of the Notes.
      The U.S. Treasury Regulations further provide that a modification is “significant” if, based on all the facts and circumstances, the legal rights and obligations that are altered and the degree to which they are altered are economically significant, provided that a modification that adds, deletes, or alters customary accounting or financial covenants is not a “significant modification.” Although the law is unclear, CP Ships intends to take the position that the Proposed Amendments qualify as an alteration of customary accounting or financial covenants, and that even if they do not so qualify, the Proposed Amendments do not alter legal rights or obligations in a way that is economically significant. Accordingly, CP Ships intends to treat the Proposed Amendments as not resulting in a significant modification for United States federal income tax purposes.
      If the Proposed Amendments do not result in a significant modification of the Notes, there will be no deemed exchange of the Notes and a U.S. Noteholder who does not sell its Notes pursuant to the Offer will not recognize gain or loss even if the Proposed Amendments become effective. Because the law is unclear, however, the IRS could assert that the modifications to the terms of the Notes are significant. If this assertion were successful, then a U.S. Noteholder that does not sell its Notes would be treated as having exchanged the Notes for new Notes and such deemed exchange may be taxable to the Noteholder, as described below under “Alternate Treatment of Non-Selling U.S. Noteholders.”

Receipt of the consent fee (if any) generally would be subject to tax as discussed below under “Consent Fee received by U.S. Noteholders.”
      Alternate Treatment of Non-Selling U.S. Noteholders. If the transactions contemplated by the Solicitation constitute a significant modification of the Notes for United States federal income tax purposes, then the Notes will be deemed exchanged for new notes (the “New Notes”). This exchange will be taxable, unless the exchange qualifies as a “recapitalization” for United States federal income tax purposes.
      The deemed exchange will be treated as a recapitalization for United States federal income tax purposes if the Notes and the New Notes are treated as “securities.” The determination of whether debt is considered a security depends on an overall evaluation of the nature of the debt, with the term of the debt instrument usually regarded as one of the most important factors (i.e., the original term in the case of the Notes and the remaining term in the case of the New Notes). Debt instruments with terms of ten years or more generally are treated as securities. Because the Notes have and the New Notes will have a term of more than ten years, it is likely that they would be treated as securities.
      Alternate Treatment — Recapitalization. If the deemed exchange qualifies as a recapitalization, the U.S. Noteholder generally will not recognize taxable gain or loss on the deemed exchange and the holding period of a New Note will include the holding period of the Note exchanged therefor. If, however, the consent fee is treated as additional consideration for the Notes as discussed below under “Consent Fee received by U.S. Noteholders,” then a U.S. Noteholder receiving the fee will recognize gain (but not loss) on the deemed exchange to the extent of the lesser of (i) the amount of the consent fee received and (ii) the gain realized on the deemed exchange. The amount of gain realized by a U.S. Noteholder on such deemed exchange will equal the excess of (a) the issue price of the New Note on the date of the deemed exchange plus the amount of the consent fee over (b) such Noteholder’s tax basis in the Note exchanged therefor. For this purpose, the issue price will equal the fair market value on the date of the deemed exchange of the New Notes if the New Notes are publicly traded (as determined under applicable tax rules) and otherwise will equal the fair market value of the Notes on such date. Except to the extent treated as ordinary income under the market discount rules, recognized gain generally will be long-term capital gain if the holding period of the Note exceeds one year. In the case of a recapitalization, a U.S. Noteholder’s tax basis in the New Notes will be the same as such Noteholder’s tax basis in the Notes, decreased by the amount of the consent fee received with respect thereto if the fee is treated as additional consideration for the Notes and increased by the amount of gain recognized by the Noteholder in respect of the deemed exchange. Because the issue price of the New Notes will be based on fair market value, it is possible that the New Notes could be treated as having original issue discount, as discussed below under “Alternate Treatment of Non-Selling U.S. Noteholders — Original Issue Discount.”
      Alternate Treatment — Taxable Exchange. If the deemed exchange of the Notes for New Notes is taxable, a U.S. Noteholder will recognize taxable gain or loss on the date of the deemed exchange equal to the difference between the issue price of the New Notes (plus the amount of the consent fee if the fee is treated as additional consideration for the Notes, as discussed below under “Consent Fee received by U.S. Noteholders”) and (ii) the Noteholder’s adjusted tax basis in the Notes. For this purpose, the issue price will equal the fair market value on the date of the deemed exchange of the New Notes if the New Notes are publicly-traded (as determined under applicable tax rules) and otherwise will equal the fair market value of the Notes on such date. Except to the extent treated as ordinary income under the market discount rules, recognized gain generally will be long-term capital gain if the holding period of the Note exceeds one year. The U.S. Noteholder’s tax basis in the New Notes received in the deemed exchange will equal the issue price of the New Notes on the date of the deemed sale or exchange, and the holding period for the New Notes will begin on the day after the deemed acquisition of the New Notes by the U.S. Noteholder. Because the issue price of the New Notes will be based on the fair market value, it is possible that the New Notes could be treated as having original issue discount, as discussed below under “Alternate Treatment of Non-Selling U.S. Noteholders — Original Issue Discount.”
      Original Issue Discount. If there is a deemed exchange, regardless of whether or not the exchange qualifies as a recapitalization, the New Notes will be treated as issued with original issue discount, or OID, in an amount equal to the excess (if any) of the stated redemption price at maturity of the New Notes over the issue price of the New Notes. The stated redemption price at maturity of the New Notes generally will equal their stated principal amount. The issue price of the New Notes will equal the fair market value on the date of the deemed exchange of the New Notes if the New Notes are publicly-traded (as determined under applicable tax rules) and otherwise will equal the fair market value of the Notes on such date. A U.S. Noteholder that is deemed to hold New Notes with OID generally must include the OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income regardless of such Noteholder’s method of accounting (but will not be taxed again when such cash is received). OID is taxable as ordinary income. If the consent fee were treated as additional consideration for the Notes, as discussed below under “Consent Fee received by U.S. Noteholders,” it is unclear how the consent fee would be taken into account in determining the amount of OID.
      Consent Fee received by U.S. Noteholders. There is no authority directly on point concerning the United States federal income tax consequences of the receipt of the consent fee. Because the receipt of the consent fee is not contingent on participation in the Offer and because CP Ships intends to treat the implementation of the Proposed Amendments and the receipt of the consent fee as not resulting in a deemed exchange of the Notes, CP Ships intends to treat the consent fee as a separate fee for consenting to the Proposed Amendments. If treated as such, a U.S. Noteholder will recognize ordinary income in an amount equal to the consent fee at the time such consent fee accrues or is received in accordance with the U.S. Noteholder’s method of accounting for United States federal income tax purposes.
      Alternative U.S. federal income tax treatments of the consent fee may be applicable. For U.S. Noteholders selling their Notes pursuant to the Offer, the consent fee may be treated as additional consideration received in exchange for the Notes. For U.S. Noteholders that do not participate in the Offer, if the implementation of the Proposed Amendments were to result in a deemed exchange of the Notes, the consent fee may be treated as additional consideration received in such exchange.
      U.S. Noteholders should consult their tax advisors with respect to the tax treatment of the consent fee.
      Taxation of Stated Interest on the Post-Amendment Notes. Stated interest on the Post-Amendment Notes will be included in income by a U.S. Noteholder in accordance with such U.S. Noteholder’s usual method of tax accounting. Interest income is taxed as ordinary income.
      Disposition of Post-Amendment Notes. An actual or deemed disposition of the Post-Amendment Notes, including on a redemption or repayment at maturity, will generally result in the same tax consequences as discussed above under the heading “Sale of Notes Pursuant to the Offer.”
      U.S. Noteholders Subject to Canadian and United States Tax. Under the Indenture, CP Ships is generally required to gross up the amount of interest paid on the Notes so that the net amount received by a U.S. Noteholder is equal to the amount that would have been received had there been no Canadian withholding tax. This provision will also apply to the Post-Amendment Notes. The amount of any such gross up will be additional taxable ordinary income to a U.S. Noteholder for United States federal income tax purposes.
      A U.S. Noteholder who pays (either directly or through withholding by another person) Canadian income tax with respect to payments received in connection with the Offer, the Solicitation or the Post-Amendment Notes generally may elect to deduct such tax in computing the Noteholder’s United States federal taxable income or, subject to certain complex conditions and limitations which must be determined on an individual basis by each U.S. Noteholder, credit such tax against the Noteholder’s United States federal tax liability. There are significant and complex conditions and limitations that apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of the U.S. Noteholder’s United States federal income tax liability that such U.S. Noteholder’s “foreign source” taxable income bears to such Noteholder’s worldwide taxable income. In applying this limitation, a U.S. Noteholder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “United States source.” Generally, claiming a foreign tax credit (if available) will be more advantageous because a credit reduces United States federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (or withheld from) the U.S. Noteholder during that year.
      U.S. Noteholders whose payments received in connection with the Offer, the Solicitation or the Post-Amendment Notes are subject to tax in both Canada and the United States should consult their tax advisors concerning the availability of the foreign tax credit and the application of the limitations on the credit to their individual circumstances, and concerning possible benefits under the Canada — United States Income Tax Convention.
      Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with any payments made in connection with the Offer, the Solicitation or the Post-Amendment Notes. A U.S. Noteholder also may be subject to “backup withholding” at a rate of 28% unless the U.S. Noteholder (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies on the proper IRS form under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Noteholder who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Noteholder’s United States federal income tax liability and may entitle the Noteholder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. Noteholder should consult with its own tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Certain Canadian Federal Income Tax Considerations.
      In the opinion of Blake, Cassels & Graydon LLP, the following summary accurately describes the principal Canadian federal income tax considerations under the Tax Act of the Offer and the Solicitation generally applicable to Noteholders who, for the purposes of the Tax Act, (i) hold their Notes as capital property; (ii) deal at arm’s length with CP Ships; and (iii) are not affiliated with CP Ships. The Notes will generally constitute capital property to a holder thereof unless the holder holds such property in the course of carrying on a business or has acquired such property in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Noteholders who do not hold their Notes as capital property may be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such property, and all of their other Canadian securities, treated as capital property. This summary is not applicable to a Noteholder who is a “specified financial institution” for the purposes of the Tax Act or a “financial institution” as defined in section 142.2 of the Tax Act. Such Noteholders should consult their own tax advisors.
      The summary is based on the current provisions of the Tax Act, the regulations thereunder and legal counsel’s understanding of the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and regulations thereunder that have been publicly announced by the Minister of Finance prior to the date hereof, although no assurances can be given that such proposals will be enacted in the form announced or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative policies or assessment practices of the CRA, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.
      This summary is based on the assumption that interest on the Notes is exempt from Canadian withholding tax pursuant to the Tax Act, as stated in the prospectus of CP Ships dated November 15, 2004.
      THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR NOTEHOLDER. ACCORDINGLY, NOTEHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF DISPOSING OF THEIR NOTES PURSUANT TO THE OFFER OR AS A CONSEQUENCE OF THE PROPOSED AMENDMENTS, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.
Foreign Currency
      For the purposes of the Tax Act, all amounts relating to the acquisition, holding and/or disposition of Notes, including adjusted cost bases, proceeds of disposition and amounts of interest and Consent Fee, must be converted into Canadian dollars using the foreign exchange rates prevailing at the time such amount arises.
Residents of Canada
      The following portion of the summary is generally applicable to Noteholders who, at all relevant times, for the purposes of the Tax Act, are, or are deemed to be, resident in Canada.
Tax Considerations to Noteholders who Accept the Offer
      Disposition of Notes. A Noteholder who disposes of Notes pursuant to the Offer will be considered to have disposed of such Notes for proceeds of disposition equal to the Purchase Price received on the disposition (excluding any interest paid as part of the Purchase Price). Upon disposition, any interest paid to a Noteholder must be included in computing the income of the Noteholder, except to the extent it was included in computing the income of the Noteholder for a previous taxation year. A Noteholder will generally realize a capital gain (or capital loss) equal to the amount by which the Noteholder’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the adjusted cost base to the Noteholder immediately before the disposition of the Notes.
      For a description of the tax treatment of capital gains and capital losses, see the discussion under the heading “Taxation of Capital Gains and Capital Losses” below.
      Consent Fee. The Consent Fee received by a Noteholder who validly consents to the Proposed Amendments will likely be included in the Noteholder’s income as a fee or inducement payment.
Tax Considerations to Noteholders who do not Accept the Offer
      The Proposed Amendments. In the opinion of counsel, the adoption of the Proposed Amendments will not result in a novation, rescission or other disposition of the Notes, so that a Noteholder who does not dispose of Notes pursuant to the Offer will not realize a capital gain or loss as a result of the adoption of the Proposed Amendments. The CRA could take the position, however, that the terms of the Notes are so materially altered by the Proposed Amendments so as to give rise to a disposition of the Notes and, accordingly, that Noteholders who do not participate in the Offer would realize a capital gain (or capital loss) on such disposition.
      Taxation of Interest on the Notes. A Noteholder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues to it on the Notes to the end of that taxation year or that becomes receivable or is received by the Noteholder before the end of that taxation year, including on a redemption or repayment on maturity, except to the extent that such interest was included in computing the Noteholder’s income for a previous taxation year.
      Any other Noteholder will be required to include in computing its income for a taxation year all interest on the Notes that is received or receivable by the Noteholder in that taxation year (depending upon the method regularly followed by the Noteholder in computing its income) to the extent that the interest was not included in computing the Noteholder’s income for a previous taxation year. In addition, although the Note is not an “investment contract” (as defined in the Tax Act), if at any time a Note should become an “investment contract” in relation to a Noteholder, such Noteholder will be required to include in computing its income for a taxation year any interest that accrued to the Noteholder to the end of any “anniversary day” (as defined in the Tax Act) in that year to the extent that such amount was not otherwise included in computing the Noteholder’s income for that or a previous taxation year.
      A Noteholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on investment income. For this purpose, investment income will generally include interest income and taxable capital gains.
      Consent Fee. The Consent Fee received by a Noteholder who validly consents to the Proposed Amendments will likely be included in the Noteholder’s income as a fee or inducement payment.
      Disposition of the Notes. An actual or deemed disposition of the Notes, including on a redemption or repayment on maturity, will generally result in the same tax consequences as discussed above under the heading “Tax Considerations to Noteholders who Accept the Offer — Disposition of Notes”. On a disposition of the Notes to a person other than CP Ships, interest accrued to the time of disposition will be included in income (except to the extent it has otherwise been included in income) and will not be included in the proceeds of disposition of the Notes.
      Noteholders contemplating a conversion of Notes should consult their own tax advisors as to the tax consequences thereof.
      Taxation of Capital Gains and Capital Losses. Where, in the circumstances described above, a Noteholder realizes a capital gain or capital loss, one-half of any such gain (a “taxable capital gain”) generally will be included in computing the Noteholder’s income for the taxation year of disposition and one-half of any such capital loss (an “allowable capital loss”) may be deducted against taxable capital gains in the taxation year of disposition. Allowable capital losses that cannot be deducted against taxable capital gains in the taxation year in which they are realized generally can be deducted against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard.
      A “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to the additional refundable tax of 6 2/3% on taxable capital gains.

Non-Residents of Canada
      The following portion of the summary is generally applicable to Noteholders who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and who does not (and will not) use or hold, and is not (and will not be) deemed by the Tax Act to use or hold, such holder’s Notes in connection with carrying on a business in Canada (a “Non-Resident”). Special rules, which are not discussed in this summary, may apply to a Non-Resident insurer carrying on business in Canada and elsewhere.
Tax Considerations to Non-Residents who Accept the Offer
      Disposition of the Notes. A Non-Resident will not be subject to tax under the Tax Act on any capital gain realized on the disposition of the Notes pursuant to the Offer.
      A Non-Resident will not be subject to Canadian withholding tax in respect of any interest paid as part of the Purchase Price pursuant to the Offer, provided the Notes are taken up and paid for prior to the Subsequent Acquisition Transaction. If the Notes are paid for after the Subsequent Acquisition Transaction (which may occur if the Offer is extended and only in respect of Notes not deposited by the original Offer Expiration Time and which are validly deposited and not validly withdrawn by the Offer Expiration Time, as extended) a Non-Resident will be subject to Canadian withholding tax in respect of any interest paid as part of the Purchase Price pursuant to the Offer at the rate and in the manner described below under the heading “Taxation of Interest on the Notes” in the “Non-Residents of Canada” section of this summary, and will be eligible to receive grossed up payments as described therein.
      Consent Fee. The Consent Fee paid to a Non-Resident who validly consents to the Proposed Amendments will not be subject to Canadian withholding tax.
Tax Considerations to Non-Residents who do not Accept the Offer
      Taxation of Interest on the Notes. Interest on the Notes which is paid or credited or is deemed to be paid or credited to a Non-Resident following the Subsequent Acquisition Transaction will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the interest. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident. Under the Canada-United States Income Tax Convention (the “Treaty”), the rate of withholding tax on interest paid to a Non-Resident who qualifies as a resident of the United States for purposes of the Treaty generally is reduced to 10%. The Corporation is generally required to gross up the amount of interest paid so that the net amount received by a Non-Resident after the deduction of Canadian withholding tax is equal to the amount of interest that would have been received had there been no such withholding.
      Consent Fee. The Consent Fee paid to a Non-Resident who validly consents to the Proposed Amendments will not be subject to Canadian withholding tax.
      Disposition of the Notes. Following the Subsequent Acquisition Transaction, the Notes will constitute “taxable Canadian property” (as defined in the Tax Act). Accordingly, a Non-Resident who disposes of a Note following the Subsequent Acquisition Transaction, including on a redemption or repayment on maturity, will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition thereof, net of any accrued interest and any reasonable costs of disposition, are greater than (or less than) the adjusted cost base to the Non-Resident immediately before the disposition of the Note. Any such capital gain may be exempt from tax pursuant to the Tax Act by virtue of the terms of an applicable income tax treaty or convention. Upon the disposition of a Note to a Canadian resident (including a disposition to CP Ships by means of a redemption or repayment), a holder who is a Non-Resident will be subject to Canadian withholding tax on the amount of any accrued interest at that time. The withholding tax rate will be the same as described above under the heading “Taxation of Interest on the Notes” in the “Non-Residents of Canada” section of this summary. The Corporation is required to gross up the amount paid on a redemption or repayment so that the net amount received by a Non-Resident after the deduction of Canadian withholding tax is equal to the amount that would have been received had there been no such withholding.
      Non-Residents contemplating a conversion of Notes should consult with their own tax advisors as to the tax consequences thereof, including the applicability of the notification and withholding provisions of section 116 of the Tax Act.

15. Source of Funds
      The maximum amount of cash required for the purchase of all Notes for which the Offer is made and for the payment of all potential Consent Fees in connection with the Solicitation, together with all related fees and expenses, is $201,250,000. These funds will be provided from CP Ships’ available cash resources.
16. Depositary
      CP Ships has appointed The Bank of New York to act as Depositary for: (i) the receipt of Consents and Letters of Transmittal and certificates representing Notes deposited pursuant to the Offer (and Notices of Guaranteed Delivery deposited under the Offer); (ii) the receipt of Notes delivered pursuant to the procedures for guaranteed delivery set forth in Section 6 of the Offer to Purchase and Consent Solicitation, “Procedure for Depositing Notes and Consenting”; (iii) the receipt from CP Ships of cash to be paid in consideration of the Notes acquired by CP Ships under the Offer and the receipt from CP Ships of cash to be paid in consideration of the Consents delivered to CP Ships under the Solicitation, in each case as agent for the relevant holders of Notes; and (iv) transmitting such cash to such holders, as agent for such holders.
17. Dealer Managers
      The Corporation has retained Citigroup Global Markets Inc. and Citigroup Global Markets Canada Inc. to act as Dealer Managers.
      The Dealer Managers may contact Noteholders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and Consent Solicitation and the accompanying Circular and related materials to beneficial owners of Notes. At any given time, the Dealer Managers may trade the Notes or other debt or other equity securities of the Corporation for their own accounts or for the accounts of their respective customers, and accordingly, may hold a long or short position in the Notes or such other securities.
      The Dealer Managers have provided services to TUI in connection with the TUI Common Share Offer and related transactions. The Dealer Managers also have provided in the past, and may provide in the future, financial, advisory, investment banking and general banking services to CP Ships and its affiliates, for which services they have received and would receive customary fees and commissions.
      The Corporation has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws of the United States.
      None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Corporation contained in the Offer to Purchase and Consent Solicitation or for any failure by the Corporation to disclose events that may have occurred and may affect the significance or accuracy of such information.
18. Information Agent
      CP Ships has appointed MacKenzie Partners, Inc. to act as Information Agent for the Offer. Questions and requests for assistance or additional copies of the Offer to Purchase and Consent Solicitation and the Circular, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery or other documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this document. The Corporation has agreed to indemnify the Information Agent against certain liabilities that may arise in connection with the services performed by the Information Agent.
19. Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides Canadian Noteholders with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such holders contains a misrepresentation or is not delivered to the holder, provided that such remedies for rescission or damages are exercised by the holder within the time limit prescribed by the securities legislation of the holder’s province or territory. A Noteholder resident in Canada should refer to the applicable provisions of the securities legislation of the Noteholder’s province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to Noteholders under United States law; Noteholders may wish to consult with a U.S. legal adviser for particulars of these rights.

20. Fees and Expenses
      The Corporation will pay the Dealer Managers reasonable and customary fees for their services. The Corporation will not pay any other fees or commissions to any broker or dealer or any other person for soliciting deposits of Notes pursuant to the Offer or Consents to the Proposed Amendments pursuant to the Solicitation. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by the Corporation for customary mailing and handling expenses incurred by them in forwarding materials to the Noteholders.
      The Depositary and Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer and the Solicitation. No fee or commission will be payable by any Noteholder who transmits his, her or its Notes directly to the Depositary.
      CP Ships expects to incur expenses of approximately $750,000 in connection with the Offer and the Solicitation including filing fees, legal, accounting and printing expenses, as well as remuneration to the Depositary and Information Agent.
21. General
      Pursuant to Rule 13e-4 promulgated under the U.S. Securities Exchange Act of 1934, CP Ships has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer and Solicitation. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 1 of the Circular, “CP Ships Limited” of the Circular.
      Noteholders should rely only on the information contained in the Offer to Purchase and Consent Solicitation and the Circular and Consent and Letter of Transmittal. CP Ships has not authorized anyone to provide Noteholders with information or make any representation on its behalf in connection with the Offer and Solicitation other than those contained in the Offer to Purchase and Consent Solicitation and the Circular and Consent and Letter of Transmittal. If given or made, Noteholders should not rely on that information or representation as having been authorized by CP Ships or the Dealer Managers.

CONSENT OF BLAKE, CASSELS & GRAYDON LLP
To: The Directors of
      CP Ships Limited
      We hereby consent to the inclusion of our name in the section entitled “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations” in the Circular dated November 8, 2005 accompanying the offer made by CP Ships Limited to the holders of its 4% Convertible Senior Subordinated Notes and the reference to our opinion contained therein.

(signed) Blake, Cassels & Graydon LLP

Toronto, Ontario
November 8, 2005
CONSENT OF WILMER CUTLER PICKERING HALE AND DORR LLP
To: The Directors of
      CP Ships Limited
      We hereby consent to the inclusion of our name in the section entitled “Income Tax Considerations — Material United States Federal Income Tax Consequences” in the Circular dated November 8, 2005 accompanying the offer made by CP Ships Limited to the holders of its 4% Convertible Senior Subordinated Notes and the reference to our opinion contained therein.

(signed) Wilmer Cutler Pickering Hale and Dorr LLP

Washington, DC
November 8, 2005

APPROVAL AND CERTIFICATE
November 8, 2005
      The Board of Directors of CP Ships Limited has approved the contents of the Offer to Purchase and Consent Solicitation and accompanying Circular dated November 8, 2005 and authorized the sending thereof to the Noteholders of CP Ships Limited. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, nor does it contain any misrepresentation likely to affect the value or the market price of the Notes within the meaning of the Securities Act (Québec).
CP SHIPS LIMITED

(signed) Ray Miles	(signed) Ian Webber

Ray Miles	Ian Webber
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(signed) Michael Behrendt	(signed) Rainer Feuerhake

Michael Behrendt	Rainer Feuerhake
Director	Director

SCHEDULE A — SUPPLEMENTAL INDENTURE
CP SHIPS LIMITED
-and -
THE BANK OF NEW YORK
as Trustee

SUPPLEMENTAL INDENTURE
Dated as of December           , 2005

Supplementing and amending the Trust Indenture dated as of February 24, 2004 between CP Ships Limited, as issuer, and The Bank of New York, as Trustee, with respect to the issue of $200,000,000 Principal Amount of 4% Convertible Senior Subordinated Notes due 2024

      THIS IS A SUPPLEMENTAL INDENTURE dated as of December           , 2005 between CP SHIPS LIMITED, a corporation existing under the laws of the Province of New Brunswick, Canada, as issuer, and THE BANK OF NEW YORK, in its capacity as Trustee.
      WHEREAS the Company and the Trustee have entered into a trust indenture dated as of February 24, 2004 (such trust indenture as supplemented and amended to the date of this Supplemental Indenture being the “Indenture”);
      AND WHEREAS pursuant to Section 1002 of the Indenture, the Company, with the consent of the Trustee, may amend or supplement the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;
      AND WHEREAS the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments to the Indenture effected by this Supplemental Indenture.
      NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that, in consideration of the covenants and agreements of the parties contained in this Supplemental Indenture, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the Company and the Trustee, it is hereby covenanted, agreed and declared as follows:
ARTICLE ONE
DEFINITIONS AND INTERPRETATION
1.01     To be Read with Indenture.
      This Supplemental Indenture amends and supplements the Indenture, and the Indenture and this Supplemental Indenture from and after the date of this Supplemental Indenture shall be read together and shall have effect as if all of the provisions of the Indenture as amended and supplemented by this Supplemental Indenture were contained in one instrument.
1.02     Definitions and Interpretation. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings specified in the Indenture.
1.03     Conflict Between Supplemental Indenture and Indenture. If any term or provision contained in this Supplemental Indenture shall conflict or be inconsistent with any term or provision of the Indenture, the terms and provisions of this Supplemental Indenture shall govern.
1.04     Rules of Construction from Indenture. This Supplemental Indenture shall, unless the context otherwise requires, be subject to the rules of construction contained in Section 104 of the Indenture.
ARTICLE TWO
AMENDMENTS TO THE INDENTURE
2.01     Payment of Designated Event Purchase Price Notwithstanding the Existence of an Event of Default.
      The 11th paragraph of Section 409 of the Indenture is amended to read as follows:
      “Notwithstanding anything herein to the contrary, if a Designated Event Purchase Offer is determined to constitute a “tender offer” under the Exchange Act or an “issuer bid” under applicable Canadian Securities Laws (which terms, as used herein, include any successor provision thereto); the Company, to the extent applicable, will comply with all applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, any Canadian Securities Laws and file a Schedule TO or any other schedules required under the Exchange Act rules or Canadian Securities Laws which may then be applicable.”
2.02     Covenants.
      Sections 504(a), 504(c) and 506 of the Indenture are deleted from the Indenture and Section 507 of the Indenture is amended to read as follows:
“SECTION 507     Corporate Existence.
      Subject to Article Six, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

2.03     Successors.
      Sections 601 and 602 of the Indenture are amended to read as follows:
“SECTION 601     When Company May Merge, Etc.
      The Company shall not consolidate, amalgamate or merge with or into, or wind-up into, any other Person unless (a) the Company shall be the continuing corporation or (b) (i) the resulting or surviving Person, or the Person into which the Company is wound-up, is a corporation organized and validly existing under the laws of Australia, the United States, any State thereof, the District of Columbia, the laws of Canada or any province or territory thereof, the United Kingdom, any member state of the European Union as of the date of the Indenture, Switzerland, Bermuda or Hong Kong; and (ii) such resulting or surviving Person, or the Person into which the Company is wound-up, assumes by supplemental indenture all the obligations of the Company under the Securities and this Indenture.
      The Company shall deliver to the Trustee prior to the consummation of the proposed transaction governed by the first paragraph of this Section 601 an Officer’s Certificate and Opinion of Counsel stating that the proposed transaction and such supplemental indenture will, upon consummation of the proposed transaction, comply with this Indenture.
SECTION 602     Successor Substituted
      Upon any consolidation, amalgamation, merger or winding-up of the Company in accordance with Section 601, the successor Person formed by such consolidation or amalgamation or into which the Company is merged or wound-up shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume every duty and obligation of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein. When the successor assumes all obligations of the Company hereunder all obligations of the predecessor shall terminate.”
2.04     Events of Default.
      Sections 701(c) and 701(d) of the Indenture are deleted from the Indenture and Sections 701(e) and 701(f) of the Indenture are amended to read as follows:

“(e)	subject to Article Six, the Company pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding to be adjudicated a bankrupt or insolvent,

(ii)	consents to the entry of an order for relief or the granting of a receiving order against it in an involuntary case or proceeding or the commencement of any case or filing of a petition for a receiving order against it,

(iii)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)	makes a general assignment for the benefit of its creditors or files a proposal or other scheme of compromise or arrangement involving the rescheduling or composition of its indebtedness,

(v)	files a petition or answer or consent seeking reorganization or relief, or

(vi)	consents to the filing of such petition or the appointment of or taking possession by a custodian;

(f)	subject to Article Six, a court of competent jurisdiction enters an order or decree or issues a receiving order under any Bankruptcy Law that:

(i)	is for relief against the Company in an involuntary case or proceeding, or adjudicates the Company insolvent or bankrupt, or approves as properly filed a petition seeking reorganization, arrangement or adjustment of or in respect of the Company,

(ii)	appoints a Custodian of the Company for all or substantially all of the property of the Company, or

(iii)	orders the winding up or liquidation of the Company,
and the order or decree remains unstayed and in effect for 90 consecutive days.”
2.05     Company Cash Conversion Option.
      The last sentence of Section 1102 of the Indenture which reads as follows:
“If an Event of Default (other than a default in payment upon conversion of the Securities), has occurred and is continuing, the Company may not deliver cash upon conversion of any Securities (other than cash in lieu of fractional shares).”
is deleted from the Indenture.

ARTICLE THREE
MISCELLANEOUS PROVISIONS
3.01     Confirmation of Indenture.
      The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed.
3.02     Governing Law.
      This Supplemental Indenture and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Supplemental Indenture, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements and instruments entered into and wholly-performed within the State of New York.
3.03     Counterparts and Formal Date.
      This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set forth on the first page of this Supplemental Indenture.
3.04     Trustee Disclaimer.
      The Trustee shall in no way be responsible for the validity or sufficiency of this Supplemental Indenture.
      IN WITNESS OF WHICH, the Company and the Trustee have caused this Supplemental Indenture to be duly executed by their duly authorized officers as of the date specified on the first page of this Supplemental Indenture.

CP SHIPS LIMITED	THE BANK OF NEW YORK, as trustee
by:	by:

authorized signatory	authorized signatory
by:

authorized signatory

The Consent and Letter of Transmittal, certificates for Notes in the case of deposits of Notes under the Offer, and any other required documents should be sent or delivered by each depositing Noteholder or his, her or its broker, dealer, bank, trust company or other nominee to the Depositary at its address below:
Offices of the Depositary for the Offer and the Solicitation and the Trustee under the Existing Indenture
THE BANK OF NEW YORK
The Bank of New York
Corporate Trust Operations
101 Barclay Street — 7 East
New York, N.Y. 10286
Attn: Ms. Diane Amoroso
Reorganization Unit
Telephone: 212-815-6331
Facsimile: 212-298-1915
The Information Agent for the Offer and the Solicitation:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York, USA 10016
Telephone: 212-929-5500 (Call Collect)
Toll Free: 800-322-2885
      Any questions or requests for assistance may be directed to the Information Agent, in respect of the completion of the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery, at its addresses and telephone and facsimile numbers set forth herein, or to CP Ships, in respect of the details of the Offer and the Solicitation, at 2 City Place, Beehive Ring Rd, Gatwick Airport, West Sussex RH6 OPA (Telephone: +44 (1293) 866 200; Facsimile: +44 (1293) 866 577) Attention: Iain Torrens — Deputy Chief Financial Officer and Treasurer. Additional copies of the Designated Event Notice, the Offer to Purchase and Consent Solicitation, the Circular, the Consent and Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary or the Information Agent. Noteholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer and the Solicitation.
The Dealer Managers for the Offer and the Solicitation are:
In Canada:
CITIGROUP GLOBAL MARKETS CANADA INC.
161 Bay Street, Suite 600
Toronto, Ontario, Canada
M5J 2W7
Telephone: 212-723-7450
In the United States:
CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York, USA
10013
Telephone: 212-723-7450